Sale of Shares and Claims Agreement

between

Rockwell Resources RSA (Proprietary) Limited

and

Etruscan Diamonds Bermuda Limited

and

Etruscan Diamonds Limited

and

Etruscan Resources Inc

FALCON
& HUME
ATTORNEYS INC

CONTENTS

CONTENTS

1. **PARTIES**

1.1 **Rockwell Resources RSA (Proprietary) Limited**, a private limited liability company duly incorporated in accordance with the company laws of the RSA under registration number 2005/023297/07 (***Rockwell***);

1.2 **Etruscan Diamonds Bermuda Limited**, a limited liability company duly incorporated in accordance with the company laws of Bermuda under registration number 32388 ("***Etruscan Bermuda***");

1.3 **Etruscan Diamonds Limited**, a limited liability company duly incorporated in accordance with the company laws of Canada under registration number 3212856 ("***Etruscan Diamonds***"); and

1.4 **Etruscan Resources Inc.**, means Etruscan Resources Inc, a public limited liability company duly continued in accordance with the company laws of Nova Scotia, Canada, under registration number 2045103 (***Etruscan Resources***) and which owns 47.34% of Etruscan Diamonds.

2. **RECITALS**

2.1 Etruscan Bermuda is the registered and beneficial holder of:

2.1.1 75% (seventy five percent) of the entire issued share capital of the Company; and

2.1.2 the Etruscan Bermuda Sale Claims.

2.2 Etruscan Diamonds is the registered and beneficial holder of:

2.2.1 the Etruscan Diamonds Sale Shares, constituting 25% (twenty five percent) of the entire issued share capital of the Company; and

2.2.2 the Etruscan Diamonds Sale Claims.

2.3 Rockwell has offered to purchase from Etruscan Bermuda and Etruscan Diamonds their respective shares in and, in the case of Etruscan Diamonds, its claims against the Company and Etruscan Bermuda and Etruscan Diamonds have accepted the offer and have agreed to sell their respective shares in the Company and cede their respective claims against the Company to Rockwell, subject to the terms and conditions set out in this Agreement.

3. **DEFINITIONS**

3.1 In this Agreement, unless the context indicates otherwise, the words and expressions below shall have the following meanings:

3.1.1 ***2009 Annual Financial Statements*** means the audited annual financial statements of the Company for the year ended 30 November 2009, attached as **Schedule 1**;

3.1.2 ***Affiliate*** means, with respect to any person, any other person that controls or is controlled by or is under common control with

		the first mentioned person;
3.1.3	***AFS Date***	means the date of the 2009 Annual Financial Statements, namely 30 November 2009;
3.1.4	***Agreement***	means this sale of shares and claims agreement and the schedules to it;
3.1.5	***Anglo Prospecting Agreement***	means the prospecting contract entered into between Anglo Operations Limited and Etruscan Diamonds on 30 April 2004, to which the Wakemin Abrina Consortium became a party by virtue of the Agreement entered into between Wakemin (Proprietary) Limited, Anglo Operations Limited and Etruscan Diamonds, on or about 30 June 2006;
3.1.6	***BEE Parties***	means the parties with whom the Company and Blue Gum Diamonds have associated themselves for the purpose of complying with the ownership requirements of the Mining Charter in relation to the Mineral Rights, including Mogopa, the Bakwena Ba Mare A Phogole Community (a Communal Property Association), Wakemin (Proprietary) Limited and Abrina 387 (Proprietary) Limited;
3.1.7	***Blue Gum Diamonds***	means Blue Gum Diamonds (Proprietary) Limited, a private limited liability company duly incorporated in accordance with the company laws of the RSA under registration number 2007/020962/07;
3.1.8	***Blue Gum Project***	means the diamond mining project being undertaken by Blue Gum Diamonds as at the Signature Date at the Tirisano Diamond Mine, located on the Nooitgedacht, Hartbeeslaagte and Zwartrand properties in the Ventersdorp district;
3.1.9	***Business***	means the business conducted by the Company as at the Signature Date, being amongst other things, the prospecting for and mining of alluvial diamonds;
3.1.10	***Business Day***	means in relation to any obligations of a Party (or, where applicable, Rockwell Diamonds): (a) incorporated in the RSA, any day other than a Saturday, Sunday or public holiday in the RSA, within the meaning of the Public Holidays Act, 1994; and (b) incorporated in any other jurisdiction, any day other than a Saturday, Sunday or official public holiday in the place of incorporation of that Party;
3.1.11	***C$ or Canadian Dollar***	means the Canadian Dollar, being the lawful currency of

Canada;

3.1.12 ***Closing Date*** means:

(a) 10 (ten) Business Days after the expiry of the period referred to in clause 9.4 and 10.5 during which the Sellers are entitled to notify Rockwell of its objections to either the Completion Date Accounts or the Purchase Price Adjustment Certificate, as the case may be; or

(b) should one or both of the Sellers lodge such an objection under either or both of clause 9.4 and/or 10.5, 10 (ten) Business Days after the date on which the objection has been resolved pursuant to the dispute resolution process set out in clause 11;

3.1.13 ***Commencement Date*** means 1 January 2010;

3.1.14 ***Companies Act*** means the Companies Act, 1973;

3.1.15 ***Company*** means Etruscan Diamonds (Proprietary) Limited, a private limited liability company duly incorporated in accordance with the company laws of the RSA under registration number 1996/000610/07;

3.1.16 ***Completion Date*** means the last day of the calendar month during which all of the Suspensive Conditions have been fulfilled and/or waived;

3.1.17 ***Completion Date Accounts*** means the unaudited management accounts of the Company and Blue Gum Diamonds to be drawn for the period from 1 December 2009 up to and including the Completion Date, prepared on the basis set out in clause 9 (including any adjustment, amendment or substitution of those accounts arising from the resolution of any dispute in terms of clause 11);

3.1.18 ***Completion Date Net Debt and Working Capital*** means the net debt and working capital amount set out in the Completion Date Accounts;

3.1.19 ***Completion Deadline Date*** means any of the First Completion Deadline Date, the Second Completion Deadline Date or the Third Completion Deadline Date, whichever may be applicable;

3.1.20 ***Creditors*** means the creditors of the Company and Blue Gum Diamonds as at the Signature Date (excluding the Sale Claims), all of which are set out in **Schedule 2**;

3.1.21 ***Dispose*** means to sell, transfer, unbundle, exchange, liquidate, cede, pledge, hypothecate, dispose of or otherwise alienate

		and cognate expressions shall have a corresponding meaning;
3.1.22	***DMR***	means the Department of Mineral Resources, being the department of the Government of the RSA that is responsible for, amongst other things, administering the components of the MRD Act that relate to minerals;
3.1.23	***Due Diligence Investigation***	means the due diligence investigation to be conducted by Rockwell into the operation, business and affairs of the Company and Blue Gum Diamonds referred to in clause 5;
3.1.24	***Due Diligence Notice***	means the notice referred to in clause 5.3;
3.1.25	***Due Diligence Period***	means the period beginning on the Signature Date and ending 30 (thirty) Business Days thereafter;
3.1.26	***Encumber***	means any mortgage, pledge, lien, cession, assignment, hypothecation, set-off arrangement or security interest, or any other agreement or arrangement having the effect or intention of conferring security, and cognate expressions shall have a corresponding meaning;
3.1.27	***Escrow Agreement***	means the Escrow Agreement, in the form attached as **Schedule 6**, that is to be executed and delivered by Etruscan Resources to Rockwell as contemplated in clause 13.1.4;
3.1.28	***Escrowed Rockwell Consideration Shares***	means those of the Rockwell Consideration Shares that are to be placed in escrow pursuant to clause 12.7;
3.1.29	***Etruscan Bermuda Sale Claims***	means the aggregate of all claims in respect of any cause of indebtedness whatsoever and including, cash and assets advanced, contingent or conditional claims, loan accounts, interest on loans, fees for services rendered and whether acquired by cession or otherwise which Etruscan Bermuda may have against the Company as at the Commencement Date, which claims as at: (a) the AFS Date, were equal to R278,943,893 (two hundred and seventy eight million nine hundred and forty three thousand eight hundred and ninety three Rand); and (b) the Signature Date, are equal to C$39,698,669;
3.1.30	***Etruscan Bermuda Sale Shares***	means the aggregate of: (a) 30,000 (thirty thousand) Ordinary Shares and 19,410 (nineteen thousand four hundred and ten) Preference Shares, representing approximately 75% (seventy five percent) of the entire issued

share capital of the Company as at the Commencement Date; and

(b) the Ordinary Shares in the issued share capital of the Company issued to Etruscan Bermuda in full and final and settlement of the Etruscan Bermuda Sale Claims pursuant to the terms and conditions of clause 4.1.11;

3.1.31 ***Etruscan Diamonds Sale Claims*** means the aggregate of all claims in respect of any cause of indebtedness whatsoever and including, cash and assets advanced, contingent or conditional claims, loan accounts, interest on loans, fees for services rendered and whether acquired by cession or otherwise which Etruscan Diamonds may have against the Company as at the Commencement Date, which claims as at:

(a) the AFS Date, were equal to R9,359,542 (nine million three hundred and fifty nine thousand five hundred and forty two Rand); and

(b) the Signature Date, are C$1,332,794;

3.1.32 ***Etruscan Diamonds Sale Shares*** means 10,000 (ten thousand) Ordinary Shares and 6,470 (six thousand four hundred and seventy) Preference Shares, representing approximately 25% (twenty five percent) of the entire issued share capital of the Company as at the Commencement Date;

3.1.33 ***First Completion Deadline Date*** means the date that is 30 (thirty) days after the Signature Date, or such later date(s) as the Parties may from time to time agree in writing prior to the expiry of the 30 (thirty) day period (or any extension(s) of that period as may have been agreed between the Parties in writing);

3.1.34 ***IDC*** means the Industrial Development Corporation of South Africa Limited, a public limited liability company duly incorporated in accordance with the Industrial Development Act, 1940;

3.1.35 ***IDC Funding*** means the funding provided by the IDC to Blue Gum Diamonds and Mogopa, comprising:

(a) R25.35m redeemable non-convertible preference shares issued by Mogopa to the IDC, the terms of which are set out in the preference share subscription agreement, dated 14 November 2007;

(b) R15m loan facility advanced by the IDC to Blue Gum Diamonds, the terms of which are set out in the loan agreement, dated 2 November 2007; and

		(c) R5.5m loan facility advanced by the IDC to Blue Gum Diamonds, the terms of which are set out in the loan agreement, dated 23 February 2009 (as amended on 9 September 2009);
3.1.36	***IFRS***	means the International Financial Reporting Standards as adopted by the International Accounting Standards Board (and as may be amended from time to time);
3.1.37	***JSE***	means the JSE Limited, a public limited liability company duly incorporated in accordance with the company laws of the RSA under registration number 2005/022939/06 and licensed as an exchange under the RSA Securities Services Act, 2004;
3.1.38	***Lock-Up Period***	means the period referred to in clause 15.1;
3.1.39	***MacNeill Employment Agreement***	means the employment agreement entered into between Etruscan Diamonds and Kevin MacNeill, dated 24 March 2008, which commenced with effect from 1 January 2008;
3.1.40	***Mineral Rights***	means, collectively, the Prospecting Rights and the Mining Right, or any one of them as the context may require;
3.1.41	***Mining Charter***	means the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry and its associated Scorecard promulgated by the South African Minister of Minerals and Energy on 13 August 2004 pursuant to the provisions of section 100(2) of the MPRDA and published in Government Notice 1639 of 2004;
3.1.42	***Mining Contracting Agreement***	means the mining contracting agreement entered into between Rockwell and Blue Gum Diamonds on 10 March 2010;
3.1.43	***Mining Contracting Period***	means the period commencing on the Commencement Date and ending on the Closing Date;
3.1.44	***Mining Right***	means the mining right held by Blue Gum Diamonds with reference number NW 30/5/1/2/2/38MR;
3.1.45	***Mogopa***	means Mogopa Blue Gum (Proprietary) Limited; a private limited liability company duly incorporated in accordance with the company laws of the RSA under registration number 2007/021116/07;
3.1.46	***MPRD Act***	means the Mineral and Petroleum Resources Development Act, 2002;
3.1.47	***Ordinary Share***	means an ordinary par value share of R 1,00 (one Rand) in the issued share capital of the Company;

3.1.48	***Parties***	means the parties to this Agreement set out in clause 1 and their permitted assignees and successors-in-title, or any one of them as the context may require;
3.1.49	***Preference Share***	means a preference share with a par value share of R 0.01 (one cent) in the issued share capital of the Company (with no coupon and no repayment terms);
3.1.50	***Prime Rate***	means the publicly quoted prime overdraft rate from time to time of The Standard Bank of South Africa Limited, evidenced by a certificate of any manager of that institution whose designation it shall not be necessary to prove and whose determination shall constitute *prima facie* evidence of that rate;
3.1.51	***Prospecting Rights***	means the prospecting rights held by Etruscan Diamonds which are listed in **Schedule 3**;
3.1.52	***Purchase Price***	means the amount referred to in clause 8.1, as it may be adjusted pursuant to the Purchase Price Adjustment Certificate;
3.1.53	***Purchase Price Adjustment Certificate***	means the certificate issued by Rockwell pursuant to clause 10.4 (including any adjustment, amendment or substitution of that certificate arising from the resolution of any dispute pursuant to clause 11);
3.1.54	***Rand or R***	means South African Rand, the lawful currency of the RSA;
3.1.55	***Restricted Holder***	means the holder(s) from time to time of the Escrowed Rockwell Consideration Shares, being the Seller(s) and/or Etruscan Resources, in each case for so long as they are the registered and/or beneficial holder of the Escrowed Rockwell Consideration Shares;
3.1.56	***Rockwell Consideration Shares***	means the Rockwell Diamonds Shares to be issued by Rockwell Diamonds to the Sellers pursuant to clause 12.1;
3.1.57	***Rockwell Diamonds***	means Rockwell Diamonds Inc, a public limited liability company duly incorporated in accordance with the company laws of British Columbia, Canada, under registration number BC0354545, and registered as an external company in the RSA under registration number 2007/031582/10, which company is listed on the TSX and on the JSE;
3.1.58	***Rockwell Diamonds Shares***	means ordinary shares in the issued share capital of Rockwell Diamonds;
3.1.59	***RSA***	means the Republic of South Africa;
3.1.60	***Sale Claims***	means the Etruscan Diamonds Sale Claims;

3.1.61	***Sale Shares***	means, collectively, the Etruscan Bermuda Sale Shares and the Etruscan Diamonds Sale Shares, or either one of them as the context may require;
3.1.62	***Second Completion Deadline Date***	means the date that is 90 (ninety) days after the Signature Date, or such later date(s) as the Parties may from time to time agree in writing prior to the expiry of the 90 (ninety) day period (or any extension(s) of that period as may have been agreed between the Parties in writing);
3.1.63	***Securities Laws***	means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the securities regulatory authorities, including the Stock Exchanges, of Canada and the RSA;
3.1.64	***Sellers***	means, collectively, Etruscan Bermuda and Etruscan Diamonds, or either one of them as the context may require;
3.1.65	***Signature Date***	means the date on which the last Party signs this Agreement;
3.1.66	***Stock Exchanges***	means, the TSX and the JSE, or either one of them as the context may require;
3.1.67	***Suspensive Conditions***	means the suspensive conditions set out in clause 4.1, or any one of them as the context may require;
3.1.68	***Third Completion Deadline Date***	the date that is 180 (one hundred and eighty) days after the Signature Date, or such later date(s) as the Parties may from time to time agree in writing prior to the expiry of the 180 (one hundred and eighty) day period (or any extension(s) of that period as may have been agreed between the Parties in writing);
3.1.69	***Transaction***	means the sale by Etruscan Bermuda and Etruscan Diamonds of their respective shares in the Company and, in the case of Etruscan Diamonds, its claims against the Company to Rockwell on and subject to all of the terms and conditions set out in this Agreement;
3.1.70	***TSX***	means the Toronto Stock Exchange;
3.1.71	***Valuation Date Net Debt and Working Capital***	means the net debt and working capital amount as at 31 August 2009, set out in **Schedule 4**; and
3.1.72	***VAT***	means value added tax which is levied in respect of goods and services in terms of the Value Added Tax Act, 1991.

3.2 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all

purposes in terms of this Agreement, notwithstanding that that term has not been defined in this definitions clause.

3.3 This Agreement shall be interpreted in accordance with the following principles:

3.3.1 a reference to a "***person***" includes a reference to an individual, partnership, company, close corporation, other body corporate, a trust, an unincorporated association or a joint venture and that person's legal representatives, successors and permitted assigns;

3.3.2 words importing the masculine shall include a reference to the feminine and *vice versa*;

3.3.3 words importing the singular shall include a reference to the plural and *vice versa*;

3.3.4 reference to a document includes an amendment or supplement to, or replacement or novation of that document;

3.3.5 any reference in this Agreement to legislation or a statute shall be a reference to such legislation or statute as at the Signature Date and as amended, varied, re-enacted or replaced from time to time;

3.3.6 the headings appearing in this Agreement are for reference purposes only and shall not affect the interpretation hereof;

3.3.7 where numerical figures are referred to in numerals and words, if there is any conflict between the two, the words shall prevail;

3.3.8 if any provision is a definition and is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition (or such other clause), effect shall be given to it as if it were a substantive provision in the body of this Agreement;

3.3.9 in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the immediately succeeding Business Day;

3.3.10 where any number of days is prescribed in this Agreement, that number shall be determined inclusively of the first and exclusively of the last day, unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately succeeding Business Day;

3.3.11 the terms "***holding company***" and "***subsidiary***" bear the same meaning given to those terms in the Companies Act;

3.3.12 all monetary amounts are stated exclusive of VAT and in RSA Rand (or ***R***), unless provided otherwise, and VAT is payable at the same time and in the same manner as is any other amount payable under this Agreement, where that amount is subject to VAT;

3.3.13 the use of the word "including" followed by specific examples shall not be construed as limiting the meaning of the general wording preceding it and the

eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific examples;

3.3.14 the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

3.3.15 unless expressly otherwise stated, no provision of this Agreement shall constitute a stipulation for the benefit of any person (*stipulatio alteri*) who is not a party to this Agreement;

3.3.16 the use of any expression covering a process available under South African law (such as "winding-up") shall, if any of the Parties is subject to the law of any other jurisdiction, be interpreted in relation to that Party as including any equivalent or analogous proceeding under the law of such other jurisdiction; and

3.3.17 the terms of this Agreement having been negotiated, the rule of construction that, in the event of ambiguity, the agreement shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

4. **SUSPENSIVE CONDITIONS**

4.1 This Agreement (other than the rights and obligations of the Parties contained in this clause 4.1 and clauses 1, 2, 3, 5, 6, 16 and clauses 21 to 34 (inclusive) which shall commence with effect from the Signature Date) is subject to and conditional upon the fulfillment of each of the following Suspensive Conditions:

4.1.1 on or before the First Completion Deadline Date, the board of directors of Rockwell has passed all such resolutions as may be required in order to approve and implement the Transaction;

4.1.2 on or before the First Completion Deadline Date, the board of directors of each of the Sellers have passed all such resolutions as may be required in order to approve and implement the Transaction;

4.1.3 on or before the Second Completion Deadline Date, if and to the extent necessary, the shareholders of Etruscan Resources, Etruscan Diamonds and the Sellers have passed all such resolutions as may be required in order to approve and implement the Transaction;

4.1.4 on or before the First Completion Deadline Date, the Due Diligence Investigation has been satisfactorily completed by Rockwell and the Due Diligence Notice referred to in clause 5.3 has been delivered by Rockwell to each of the Sellers;

4.1.5 on or before the Third Completion Deadline Date, the Parties have each obtained (where applicable) any and all regulatory approvals and consents in order to implement the Transaction, including without limitation:

4.1.5.1 the prior approval of the Exchange Control Department of the South African Reserve Bank;

4.1.5.2 the consent of the Minister under section 11 of the MPRD Act; and

4.1.5.3 where applicable, the approval of each the TSX, JSE and OTC Bulletin Board;

4.1.6 on or before the Second Completion Deadline Date, Rockwell and the Sellers have confirmed to each other by way of notice in writing that:

4.1.6.1 Rockwell (or its Affiliate(s)) has entered into such agreements as are mutually acceptable to Rockwell (and/or its Affiliate(s)), the IDC (and/or its Affiliate(s)) and the Sellers in connection with the Transaction; and

4.1.6.2 the IDC has provided its written consent to the Transaction;

4.1.7 on or before the Second Completion Deadline Date, Rockwell has confirmed to each of the Sellers by way of notice in writing that:

4.1.7.1 Rockwell (or its Affiliate(s)) has entered into such agreements as are mutually acceptable to Rockwell (and/or its Affiliate(s)) and Mogopa (and/or its Affiliate(s)) in connection with the Transaction (including in relation to the potential transfer of the Mining Right into a new special purpose vehicle); and

4.1.7.2 Mogopa has provided its written consent to the Transaction;

4.1.8 on or before the Second Completion Deadline Date, Rockwell has confirmed to each of the Sellers by way of notice in writing that Rockwell is satisfied that the BEE Parties (other than Mogopa) who hold an interest in the relevant Prospecting Rights do not object to the Transaction and/or, where applicable and necessary, have provided their written consent to the Transaction;

4.1.9 on or before the First Completion Deadline Date, Rockwell has confirmed to each of the Sellers by way of notice in writing that Rockwell is satisfied with status and aggregate amount of the Creditors;

4.1.10 on or before the Second Completion Deadline Date, the Company has terminated and/or concluded a settlement agreement in relation to the Anglo Prospecting Agreement on terms and conditions acceptable to Rockwell; and

4.1.11 on or before the Second Completion Deadline Date, the Company has converted the Etruscan Bermuda Sale Claims into Ordinary Shares in the issued share capital of the Company by way of the Company issuing (fully paid) Ordinary Shares in the issued share capital of the Company to Etruscan Bermuda in full and final and settlement of the Etruscan Bermuda Sale Claims in accordance with the requirements of the Companies Act and the Articles of Association of the Company.

4.2 The Suspensive Condition(s) in clause(s):

4.2.1 clauses 4.1.1, 4.1.4, 4.1.7, 4.1.8, 4.1.9, 4.1.10 and 4.1.11 have been stipulated for the benefit of Rockwell and may be waived in whole or in part by Rockwell in its sole and absolute discretion on the giving of written notice to that effect to the Sellers prior to the Completion Deadline Date; and

4.2.2 clauses 4.1.2 and 4.1.3 have been stipulated for the benefit of the Sellers and may be waived in whole or in part by the Sellers in their sole and absolute discretion on the giving of notice to that effect to Rockwell prior to the Completion Deadline Date; and

4.2.3 clause 4.1.5 and 4.1.6 are stipulated for the benefit of the Sellers and the Purchaser and may be waived in whole or in part by them in their sole and absolute discretion on their having reached agreement in writing prior to the Completion Deadline Date.

4.3 Each Party shall use its reasonable endeavours, to the extent that it is within its power to do so, to procure the fulfillment of the Suspensive Conditions on or before the applicable Completion Deadline Date.

4.4 Where the fulfilment of a Suspensive Condition or any part thereof requires:

4.4.1 the conclusion of any agreement by a Party, that Party shall have no obligation at all to do so and shall retain full discretion as to whether to conclude that agreement and on what terms;

4.4.2 that a Party be satisfied with any fact or circumstance, that Party shall have no obligation at all to be so satisfied and shall retain full discretion in such regard; or

4.4.3 the delivery of a notice by a Party, that Party shall have no obligation at all to do so and shall retain full discretion as to whether to deliver such notice;

4.4.4 the granting of approval or consent by any governmental authority or other third party, unless otherwise expressly stated in the relevant Suspensive Condition, the Parties agree that such approval or consent must be in writing and:

4.4.4.1 unconditional; or

4.4.4.2 subject only to such conditions as the Parties may each accept by notice in writing to the others of them within 10 (ten) Business Days of the receipt of the conditional approval or consent, as the case may be, provided that if the deadline for fulfilment of the Suspensive Condition concerned falls before the expiry of such 10 (ten) Business Days period then that deadline shall be extended until the first business day after such expiry.

4.5 If any of the Suspensive Conditions remains unfulfilled by the applicable Completion Deadline Date, or has not been waived in terms of clause 4.2, then this Agreement shall not come into force or effect and the Parties shall be restored as nearly as possible to the positions in which they would have been had this Agreement not been entered into and, in such event, no Party shall have any claim against any other Party by virtue of the provisions of this Agreement, except for such claims as may arise out of the breach of the clauses referred to in clause 4.1, which shall remain enforceable between the Parties.

5. **DUE DILIGENCE**

5.1 The Parties record that prior to the Signature Date the Sellers have provided representatives and advisors of Rockwell with access to the books, records, contracts, documentation, financial information, employees and advisors of the Company and Blue Gum Diamonds.

5.2 The Sellers shall procure that during the Due Diligence Period each of the Company and Blue Gum Diamonds shall, for the purpose of completing its due diligence investigation, continue to provide representatives and advisors of Rockwell with access to all of the books, records, contracts, documentation, financial information, employees and advisors of the Company and Blue Gum Diamonds as may be reasonably necessary in order for Rockwell to review such information and documentation as is necessary for it to properly assess the business and affairs and prospects of the Company.

5.3 Subject to Rockwell being satisfied (in its sole and unfettered discretion) with the results of the Due Diligence Investigation, it may on or before the date referred to in clause 4.1.4, deliver a notice addressed to the Sellers to that effect, whereupon the Suspensive Condition in clause 4.1.4 shall be fulfilled.

5.4 Should Rockwell fail and/or elect not to provide the Due Diligence Notice pursuant to clause 5.3, then the Suspensive Condition in clause 4.1.4 shall be not be fulfilled.

5.5 Rockwell shall be responsible for all costs incurred directly or indirectly by it in connection with undertaking any due diligence enquiries contemplated in this clause 5.

6. **REGULATORY CONSENTS OR APPROVALS**

6.1 The Parties acknowledge that the application for the consent referred to in clause 4.1.5.2 has already been submitted by the Parties.

6.2 Rockwell and the Sellers shall co-operate with each other to ensure that all information necessary or desirable for the making of, or responding to any requests for further information (or attendances at any meetings) consequent upon the applications and/or notifications submitted in relation to the regulatory authorities referred to in clause 4.1.5.1 and 4.1.5.2 and shall jointly ensure that any such applications or notifications are properly and accurately made and submitted as soon as possible after the Signature Date.

6.3 Any third party costs or fees payable in relation to the preparation and submission of the applications and/or notifications referred to in clause 4.1.5 shall be paid by Rockwell and the Sellers in equal shares, the Sellers' liability for which shall be settled in the manner contemplated in clause 10.1.4.

7. **SALE OF THE SALE SHARES AND THE SALE CLAIMS**

7.1 On the Closing Date:

7.1.1 Etruscan Bermuda hereby sells the Etruscan Bermuda Sale Shares to Rockwell, who hereby purchases the Etruscan Bermuda Sale Shares; and

7.1.2 Etruscan Diamonds hereby:

7.1.2.1 sells the Etruscan Diamonds Sale Shares to Rockwell, who hereby purchases the Etruscan Diamonds Sale Shares; and

7.1.2.2 cedes and assigns the Etruscan Diamonds Sale Claims to Rockwell, who hereby accepts such cession and assignment;

all as one indivisible transaction.

7.2 On the Closing Date, all the benefits and risks in and to the Sale Shares and the Sale Claims to be acquired by Rockwell pursuant to clause 7.1 shall pass to Rockwell with effect from the Commencement Date.

8. **PURCHASE PRICE**

8.1 Subject to clause 10.1, the aggregate purchase price payable by Rockwell to the Sellers for the Sale Shares and the Sale Claims shall be R33,500,000 (thirty three million five hundred thousand Rand).

8.2 The Purchase Price shall be attributed:

8.2.1 firstly, to the outstanding amount of the Sale Claims; and

8.2.2 secondly, to the Sale Shares in proportion to the number of Sale Shares held by each of Etruscan Bermuda and Etruscan Diamonds.

9. **COMPLETION DATE ACCOUNTS**

9.1 On the Completion Date, Rockwell shall, in consultation with the Sellers, procure that management accounts (consisting of at least a balance sheet, income statement, statement of changes in equity and cashflow statement) are prepared for the period from 1 December 2009 up to and including the Completion Date.

9.2 The Completion Date Accounts shall:

9.2.1 truly and fairly reflect the financial position, affairs, operations and results of the Company and Blue Gum Diamonds as at the Completion Date;

9.2.2 adopt the same accounting policies and practices as utilised in the 2009 Annual Financial Statements;

9.2.3 be prepared in a manner consistent with monthly management accounts ordinarily drawn up by the Company in the 12 (twelve) month period immediately preceding the date of preparation of such accounts (but only to the extent that this is not in conflict with the requirements of clause 9.2.2);

9.2.4 materially comply with all relevant accounting policies and procedures applied by the Sellers in relation to the Company and Blue Gum Diamonds (but only to the extent that this is not in conflict with the requirements of clause 9.2.2); and

9.2.5 expressly calculate the Completion Date Net Debt and Working Capital.

9.3 The Completion Date Accounts shall be prepared and delivered by Rockwell to the Sellers as soon as practicable after the Completion Date but, in any event, by no later than 30 (thirty) days after the Completion Date.

9.4 If and to the extent that one or both of the Sellers has any objection to any component of the Completion Date Accounts, the Seller concerned shall be obliged to notify Rockwell in writing of its objection (which notice shall include reasonable details as to the basis of its objection) within 14 (fourteen) days of the date of delivery of the Completion Date Accounts, failing which such version of the Completion Date Accounts shall be deemed to be final and binding on the Parties.

9.5 If one or both of the Sellers submits a notice of objection in the manner contemplated in clause 9.4, the provisions of clause 11 shall apply.

10. **ADJUSTMENT OF PURCHASE PRICE**

10.1 The Purchase Price shall, unless the Parties otherwise agree in writing to the contrary, be reduced as follows:

10.1.1 by an amount equal to the aggregate of the Agreed Mining Contracting Costs (as that term is defined in the Mining Contracting Agreement) expended by or on behalf of Rockwell during the Mining Contracting Period;

10.1.2 by the amount advanced by on or on behalf of Rockwell to Etruscan Diamonds (or any of its Affiliates) to fund any payment made (as well as the costs of any non-cash benefits provided) to or on behalf of Kevin MacNeill pursuant to the termination of the MacNeill Employment Agreement;

10.1.3 by the amount advanced by on or on behalf of Rockwell to Etruscan Diamonds (or any of its Affiliates) to fund any payment to be made (as well as the costs of any non-cash benefits provided) to Anglo Operations Limited and/or the Wakemin Abrina Consortium pursuant to the termination or settlement of the Anglo Prospecting Agreement as contemplated under clause 4.1.10;

10.1.4 by an equal to half of the third party costs or fees (or such other proportion as the Parties may agree in writing) payable in connection with any joint regulatory applications or submissions, as contemplated in clause 6.3;

10.1.5 by an amount equal to (on a Rand-for-Rand basis) any increase between the Valuation Date Net Debt and Working Capital and the Completion Date Net Debt and Working Capital; and

10.1.6 any other payments made (or non-cash benefits provided) at any time prior to the Closing Date by or on behalf of Rockwell to or for the direct or indirect benefit of Etruscan or Blue Gum Diamonds that have been agreed in writing between Rockwell and the Sellers.

10.2 The Parties agree that any amount in this Agreement which is expressed in Canadian Dollars shall be converted into Rands at the prevailing average monthly exchange rate between the Rand and the Canadian Dollar as quoted by Reuters (or, failing Reuters, by Bloomberg) in relation to the calendar month immediately preceding the month in which any amount is quoted.

10.3 The Parties acknowledge and agree that the adjustment of the Purchase Price calculated pursuant to this clause 10 is not intended to and shall not duplicate or double count any such adjustment.

10.4 Rockwell shall deliver to the Sellers, at the same time as delivering the Completion Date Accounts, a certificate setting out its calculation of the adjustment to the Purchase Price determined in accordance with this clause 10 (***Purchase Price Adjustment Certificate***).

10.5 If and to the extent that one or both of the Sellers has any objection to any component of the Purchase Price Adjustment Certificate, the Seller concerned shall be obliged to notify Rockwell in writing of its objection (which notice shall include reasonable details as to the basis of its objection) within 14 (fourteen) days of the date of delivery of the Purchase Price Adjustment Certificate, failing which such version of the Purchase Price Adjustment Certificate shall be deemed to final and binding on the Parties.

10.6 If one or both of the Sellers submits a notice of objection in the manner contemplated in clause 10.5, the provisions of clause 11 shall apply.

11. ACCOUNTING DISPUTE RESOLUTION

11.1 Should one or other of the Sellers lodge an objection pursuant to clause 9.4 or 10.5, then the Seller or Sellers concerned and Rockwell (collectively, ***the Disputing Parties***) shall endeavour to resolve that objection in good faith and with due willingness and intention to determine a mutually acceptable solution.

11.2 Should the Disputing Parties fail to resolve the objection in the manner contemplated in clause 11.1 within 21 (twenty one) days of the date of the notice of objection concerned, any Disputing Party shall be entitled by way of notice in writing to the other(s) of them to refer the matter to an independent firm of accountants (***the Experts***) agreed upon by the Disputing Parties, and failing agreement, appointed by the President for the time being of the South African Institute of Chartered Accountants, in respect of which:

11.2.1 the determination of the Experts shall (in the absence of manifest error) be final and binding on the Parties and such determination shall be substituted for (or substituted into, as the case may be) the Completion Date Accounts and/or the Purchase Price Adjustment Certificate, as the case may be;

11.2.2 subject to any express written agreement between the Disputing Parties to the contrary, the Experts shall determine which of the Disputing Parties (or all of the Disputing Parties, in such proportion as the Experts may determine) shall be liable for their charges, which shall be paid accordingly;

11.2.3 the Experts shall be entitled to determine such methods and processes as they may, in their sole discretion, deem appropriate in the circumstances provided that the Experts may not adopt any process which is biased, unfair or unreasonable;

11.2.4 the Experts shall consult with the relevant Parties (provided that the scope and extent of the Expert's consultation shall be in their sole discretion) prior to rendering their determination; and

11.2.5 having regard to the sensitivity of any confidential information, the Experts shall be entitled to take advice from any person considered by them to have expert knowledge with reference to the matter in question.

12. PAYMENT OF PURCHASE PRICE

12.1 The Purchase Price shall be paid and fully and finally discharged on the Closing Date by way of Rockwell Diamonds allotting and issuing (fully paid) against receipt of the documents referred to in clause 13.1 the number of Rockwell Diamonds Shares equal to the Purchase Price divided by C$0.068 (zero point zero six eight Canadian Dollars) (***Rockwell Consideration Shares***).

12.2 The Rockwell Consideration Shares shall be issued to Etruscan Bermuda and Etruscan Diamonds in the proportion determined in clause 8.2.

12.3 The Rockwell Consideration Shares shall be issued in reliance on the exemption from take-over bid requirements for non-reporting issuers found in section 100.2 of the Securities Act (Ontario) and accordingly will not be subject to any hold period or certificate legending.

12.4 Rockwell shall procure that the Rockwell Consideration Shares shall rank *pari passu* in all respects with the then existing common shares of Rockwell Diamonds and that the costs and expenses related to issuing the Rockwell Consideration Shares shall be borne by Rockwell Diamonds.

12.5 Rockwell shall procure that Rockwell Diamonds shall apply for the Rockwell Consideration Shares to be listed on the Stock Exchanges as soon as practicable after the execution hereof, it being acknowledged that the approval for listing of the Rockwell Consideration Shares on the TSX shall be a condition for Closing whereas the approval for listing of such shares by the JSE may follow Closing. It shall be a further condition of Closing that the TSX does not impose any escrow, pooling or hold period in connection with the Rockwell Consideration Shares.

12.6 The Rockwell Consideration Shares that are delivered to Etruscan Bermuda shall be immediately and as part of the Closing Date procedures transferred by Etruscan Bermuda to Etruscan Diamonds as a partial repayment of its shareholder loan and the certificates representing such shares shall be registered in the name of Etruscan Diamonds.

12.7 Immediately upon the transfer described in 12.6, Etruscan Diamonds shall distribute:

12.7.1 47.34% (forty seven point three four percent) of the Rockwell Consideration Shares by way of return of paid-up capital to Etruscan Resources (***Escrowed Rockwell Consideration Shares***); and

12.7.2 the balance of the Rockwell Consideration Shares shall be distributed by way of return of paid-up capital to the remaining Etruscan Diamonds shareholders.

12.8 Etruscan Resources hereby agrees that the Escrowed Rockwell Consideration Shares it receives pursuant to clause 12.7.1 shall, as part of the closing of the Transaction, be

placed in escrow for a period of 6 (six) months after the Closing Date (***Escrow Period***) on the terms and conditions set out in Escrow Agreement.

12.9 Etruscan Resources hereby further agrees that for the duration of the Escrow Period it unconditionally and irrevocably:

12.9.1 binds itself in favour of Rockwell as a surety for and co-principal debtor together with the Sellers for the due, proper and punctual payment and/or performance by the Sellers of their obligations to Rockwell arising from and/or in connection with this Agreement, provided that Rockwell's sole and exclusive remedy against Etruscan Resources pursuant to its obligations under this clause 12.9.1 shall be for Rockwell to execute against the security provided by Etruscan Resources as described in clause 12.9.2; and

12.9.2 cedes and assigns *in securitatem debiti* all of its rights, title and interest in and to the Escrowed Rockwell Consideration Shares as security for the due, proper and timeous performance in full of its obligations under this Agreement, subject to the terms and conditions of the Escrow Agreement.

13. COMPLETION

13.1 Completion of the transaction contained in this Agreement shall occur at 12pm on the Closing Date at the Johannesburg offices of Rockwell's attorneys (or at such other time and/or such other place as the Sellers and Rockwell may agree in writing) at which meeting the Sellers shall deliver to Rockwell:

13.1.1 the original share certificates in respect of the Sale Shares;

13.1.2 share transfer forms in respect of the Sale Shares duly signed by each of the Sellers as transferor and reflecting Rockwell (or its nominee) as transferee;

13.1.3 resolutions by the board of directors of the Company:

13.1.3.1 authorising registration of transfer of the Sale Shares and cession of the Sale Claims from the Sellers into the name of Rockwell (or its nominee); and

13.1.3.2 in terms of which the existing director(s) of the Company resign (and in terms of which the resigning directors warrant that they have no claims against the Company or Blue Gum Diamonds, as the case may be); and

13.1.3.3 appointing Rockwell's nominees as directors of the Company;

13.1.4 duly executed Escrow Agreement in the form set out in **Schedule 6**.

13.2 Against receipt of all of the documents referred to in clause 13.1, Rockwell shall procure the allotment and issue by Rockwell Diamonds of the Rockwell Consideration Shares to the Sellers, subject to the terms and conditions set out in clause 12.

14. OWNERSHIP

Ownership of the Sale Shares and in the Sale Claims shall pass from the Sellers to Rockwell on the Closing Date against the Rockwell Consideration Shares having been allotted and issued by Rockwell Diamonds to the Sellers (notwithstanding that the

Rockwell Consideration may be subject to the statutory holding period (contemplated in clause 12.5) and/or the Escrow Period (referred to in clause 12.6) or the lock-up (contemplated in clause 15)).

15. **RESTRICTIONS ON DISPOSAL**

15.1 The Restricted Holders each agree that they shall not, without the prior written consent of Rockwell Diamonds, be entitled to Dispose of or Encumber any of the Escrowed Rockwell Consideration Shares (other than as may be expressly permitted in terms of the escrow terms and conditions referred to in clause 12.6) clause for a period of 9 (nine) months following the Closing Date (***Lock-Up Period***).

15.2 Should any Restricted Holder wish to Dispose of some or all the Escrowed Rockwell Consideration Shares following the expiry of the Lock-Up Period but within 24 (twenty four) months of the Closing Date, then:

15.2.1 the Restricted Holder shall provide Rockwell with 21 (twenty one) days (***Disposal Notice Period***) prior written notice of its intention to do so, whereupon Rockwell shall be entitled to facilitate the placement of all or some of those Escrowed Rockwell Consideration Shares with a party of Rockwell's choice within the Disposal Notice Period, provided that the consideration payable therefore by such party to the Restricted Holder shall not be less than that which the Restricted Holder would otherwise have been entitled to receive had those Escrowed Rockwell Consideration Shares been disposed of by it on the TSX in an open market in the ordinary course; and

15.2.2 should Rockwell be unable or unwilling to place those Escrowed Rockwell Consideration Shares during the Disposal Notice Period pursuant to clause 15.2.1 for any reason whatsoever, then the Restricted Holder shall be entitled to dispose of those shares to such party on such terms as it deems appropriate after the expiry of the Disposal Notice Period,

provided that, should the Restricted Holder not dispose of the relevant Escrowed Rockwell Consideration Shares within 60 (sixty) days of the expiry of the Disposal Notice Period, the provisions of this clause 15.2 shall again apply.

16. **INTERIM PERIOD**

16.1 The Sellers each undertake and warrant that between the Commencement Date and the Closing Date (both dates inclusive):

16.1.1 they shall procure that:

16.1.1.1 the business and affairs of the Company and Blue Gum Diamonds are conducted in the ordinary and regular course;

16.1.1.2 the existing nature or scope of the Business is not altered;

16.1.1.3 neither the Company nor Blue Gum Diamonds shall declare or pay any dividends nor make any distributions to its shareholders nor repay any shareholder's loans nor settle any shareholder's claims;

16.1.1.4 neither the Company nor Blue Gum Diamonds shall Dispose or Encumber the whole or the greater part of the business or assets of the Company and/or Blue Gum Diamonds;

16.1.1.5 the rights attaching to the Sale Shares are not altered;

16.1.1.6 neither the Company nor Blue Gum Diamonds shall incur any liability or expenditure in excess of R5 000 (five thousand Rand) in any one transaction, or cumulatively R20 000 (twenty thousand Rand) in any 30 (thirty) day period;

16.1.1.7 neither the Company nor Blue Gum Diamonds shall enter into or agree to enter into any death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of its employees or increase the rates of contribution to any such existing scheme or effect any key-man insurance;

16.1.1.8 neither the Company nor Blue Gum Diamonds shall commence, compromise, settle or discontinue any legal, administrative, regulatory or arbitration proceedings (other than routine debt collection);

16.1.1.9 neither the Company nor Blue Gum Diamonds shall terminate the employment or office of any of its employees (other than as may be occasioned as a result of their misconduct or as contemplated in relation to the termination of the MacNeill Employment Agreement) or appoint any new director, officer or employee or consultant or materially alter the terms of employment or engagement of any of the employees, consultants, directors or officers including, without limitation, increasing such employees' or directors' compensation or benefits;

16.1.1.10 neither the Company nor Blue Gum Diamonds shall make or agree to make any material amendment, variation, deletion, addition, renewal or extension to or of, terminate or give any notice or intimation of termination of or breach or fail to materially comply with the terms of any contract or arrangements with third parties, otherwise than in the ordinary course of business;

16.1.1.11 neither the Company nor Blue Gum Diamonds shall make any changes to its accounting policies and procedures, other than as may be necessary to comply with any legislative or statutory changes or as may be in accordance with the advice of its auditors; and

16.1.1.12 neither the Company nor Blue Gum Diamonds shall undertake any act (or, where it was reasonably within their power to do so, fail to undertake any act) which will or is likely to prejudice or frustrate the Transaction or adversely and materially affect the value of the Company or the Business,

except as may be expressly contemplated under this Agreement, as may be permitted pursuant to the Mining Contracting Agreement or in respect of which Rockwell has provided its prior written consent.

16.2 Without limiting clause 16.1, the Seller shall:

16.2.1 keep Rockwell informed of:

16.2.1.1 all occurrences which may have a material effect on the business and affairs of the Company or Blue Gum Diamonds, including, in particular, the Mineral Rights; and

16.2.1.2 the operations and activities of the Company and the Business and any other matter coming to the attention of the Sellers, the Company or Blue Gum Diamonds that would reasonably be relevant to an intending purchaser of the Sale Shares;

16.2.2 in addition to its obligations pursuant to clause 6, provide reasonable support to Rockwell with regard to liaising with the DMR to assist in maintaining the Mineral Rights as valid and in good standing;

16.2.3 forward to Rockwell a copy of all communications received from any third party or from the DMR that relates to the Mineral Rights; and

16.2.4 do all such things (and, where applicable, not omit to do any such thing) as may be reasonably necessary in order to maintain the goodwill, prospects and financial viability of the Company, Blue Gum Diamonds and the Mineral Rights.

16.3 Without limiting this clause 16, in the period prior to and including the Closing Date, the Parties shall use all reasonable efforts to prepare for a smooth transition of the Company and Blue Gum Diamonds and their business activities into the control of Rockwell, including that from the Signature Date the Sellers shall procure that the Company and Blue Gum Diamonds gives Rockwell reasonable access during normal business hours to the premises of the Company and Blue Gum Diamonds and make available to Rockwell and its management, personnel, consultants, accountants and lawyers such of the business records and contracts as Rockwell, its management, personnel, consultants, accountants or lawyers may reasonably request to assist in an orderly transfer of control of the Company and Blue Gum Diamonds.

16.4 Without limiting clause 16.3, Etruscan Resources and the Sellers each undertake that they shall deliver to Rockwell (to the extent to which they exist) all the books, records and other relevant documents pertaining solely to the business and affairs of the Company and/or Blue Gum Diamonds that are in the possession of or under the control of Etruscan Resources and/or the Sellers, provided that:

16.4.1 insofar as Etruscan Resources and/or the Sellers are obliged in law to retain any such book, record or document, Etruscan Resources and/or the Sellers shall deliver a photocopy thereof to Rockwell;

16.4.2 if Etruscan Resources and/or the Sellers is required to have access to or make copies of or inspect any such book, record or document after the Completion Date, Etruscan Resources and/or the Sellers shall be entitled to do so during normal business hours upon giving Rockwell reasonable written notice to that effect; and

16.4.3 Etruscan Resources and/or the Sellers shall, during the Interim Period and for a period of at least 3 (three) months after the Completion Date, permit Rockwell to access, copy or transfer the electronic data maintained by Etruscan Resources

and/or the Sellers pertaining solely to the business and affairs of the Company and/or Blue Gum Diamonds.

17. **RELEASE FROM GUARANTEES, SURETIES AND INDEMNITIES**

17.1 Rockwell shall release or procure the release of the Sellers and any other Affiliate of the Sellers on or before the Closing Date, but with retrospective effect from the Commencement Date, from any liability which the Sellers or any such Affiliate may have beyond the Commencement Date under any of the guarantees, suretyships or indemnities reflected in **Schedule 7**.

17.2 Notwithstanding anything to the contrary, Rockwell indemnifies the Sellers and/or any such Affiliate and holds each of them harmless against any liability other than in respect of non-compliance with the terms of any such guarantee, suretyship or indemnity referred to in 17.1 occasioned by the Sellers or the Affiliate prior to the Closing Date, or liability or any penalty or cost incurred as a result thereof, to the extent to which the liability, penalty or cost relates to the period prior to the Closing Date. Rockwell shall be obliged to make payment under this indemnity as soon as the Sellers and/or any such Affiliate becomes obliged to make payment in respect of any such liability, penalty or cost.

17.3 The provisions of this clause 17 constitute a stipulation for the benefit of all the Affiliates that are referred to in this clause 17, and such stipulation may be accepted on behalf of any of them by the Sellers it being recorded that the signature of this Agreement by the Sellers shall constitute such acceptance.

18. **SELLERS' REPRESENTATIONS AND WARRANTIES**

18.1 The Sellers jointly and severally warrant and represent to Rockwell all the representations and warranties in respect of the Sale Shares and the Sale Claims in **Schedule 8** read with the disclosures in **Schedule 9** attached hereto.

18.2 Etruscan Resources hereby gives the warranties and representations set out in **Schedule 5** to Rockwell.

18.3 Rockwell has entered into this Agreement on the strength of the representations and warranties given by Etruscan Resources in **Schedule 5** and the Sellers in **Schedule 8** read with the disclosures in **Schedule 9** and on the basis that all such representations and warranties given by the Sellers in terms of clause 18.1, shall:

18.3.1 be given as at the Signature Date, the Commencement Date, the Completion Date and the Closing Date (except where expressly provided to the contrary);

18.3.2 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

18.3.3 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

18.3.4 *prime facie* be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

18.4 For the purpose of determining whether any of the warranties has been breached and, if so, for the purpose of determining the remedy arising from such breach, the warranties referred to in this clause 18 and in **Schedule 8** shall be deemed to have been qualified to the extent of any disclosures contained in this Agreement or as disclosed in **Schedule 9**.

18.5 Without prejudice to the rights and remedies available to the Parties at law, the Sellers' hereby each (jointly and severally) indemnifies Rockwell and holds it harmless against all claims, liabilities, damages and losses which may appear and which flows from or is caused by a breach and/or non-fulfillment of any of the representations or warranties given by the Sellers in clause 18.1.

19. **GENERAL WARRANTIES**

19.1 Each of the Parties hereby warrants to and in favour of the others that:

19.1.1 it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

19.1.2 this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

19.1.3 the execution of this Agreement and the performance of its obligations hereunder does not and shall not:

19.1.4 contravene any law or regulation to which that Party is subject;

19.1.5 contravene any provision of that Party's constitutional documents; or

19.1.6 conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

19.2 Each of the representations and warranties given by the Parties in terms of clause 19, shall:

19.2.1 be given as at the Signature Date, the Completion Date and the Closing Date;

19.2.2 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

19.2.3 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

19.2.4 *prime facie* be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

19.3 Without prejudice to the rights and remedies available to the Parties at law, the Party providing the warranty hereby indemnifies the other Parties and hold them harmless against all claims, liabilities, damages and losses which may appear and which flows from or is caused by a breach and/or non-fulfillment of any of the warranties given by that Party in clause 19.

20. **BREACH**

20.1 Should any Party commit a breach of any of the provisions of this Agreement and fail to remedy that breach within 7 (seven) Business Days after receipt from any other Party of written notice calling upon it so to do, then the Party aggrieved by that breach will be entitled, in addition to and without prejudice to any right it may have as a result of that breach, either to:

20.1.1 enforce specific performance of the terms hereof; or

20.1.2 cancel this Agreement and recover such damages as it may have sustained.

20.2 The Parties' remedies in this clause 20 shall not be exhaustive and shall be in addition and without prejudice to any others they may have under or in consequence of this Agreement.

21. **DISPUTE RESOLUTION**

21.1 Except where this Agreement expressly provides for an alternative dispute resolution mechanism, should a dispute occur between the Parties in regard to any matter arising out of this Agreement or its interpretation or their respective rights and obligations under this Agreement or its cancellation or any matter arising out of its cancellation, the Parties agree that:

21.1.1 if the dispute relates to any matter in respect of which a specific dispute resolution procedure is set out in this Agreement, the procedure set out in the relevant clause of this agreement shall be followed; or

21.1.2 if the dispute relates to any other matter, it shall be referred to the managing director (or, if no such position exists, its equivalent designation) of each of the Parties concerned, or in the case of a natural person, such person, for resolution who shall endeavour to resolve that dispute in good faith and with due willingness and intention to determine a solution.

21.2 If the managing directors (or persons of the equivalent designation) are unable to resolve the dispute in accordance with clause 21.1.2 within 21 (twenty one) days of having declared a dispute, the matter shall be referred to and decided by arbitration in accordance with clause 21.3.

21.3 Arbitration between the Parties shall be subject to the following terms and conditions:

21.3.1 there shall be 1 (one) arbitrator who shall be, if the question in issue is:

21.3.1.1 primarily an accounting matter, an independent chartered accountant of not less than 15 (fifteen) years' standing;

21.3.1.2 primarily a legal matter, a practising attorney or advocate of not less than 15 (fifteen) years' standing;

21.3.1.3 primarily a technical matter, a suitably qualified person; and

21.3.1.4 any other matter, a suitably qualified person;

21.3.2 the appointment of the arbitrator shall be agreed upon between the Parties, but failing agreement between them within a period of 10 (ten) Business Days after the arbitration has been demanded, any of the Parties shall be entitled to request the chairperson for the time being of the Arbitration Foundation of South Africa to make the appointment and, in making his appointment, to have regard to the nature of the dispute;

21.3.3 subject to the other provisions of this clause 21, each arbitration shall be submitted to and determined by arbitration in accordance with the Commercial Arbitration Rules of the Arbitration Foundation of South Africa (as amended) provided that a Party which has been given notice of breach in terms of this Agreement and has not disputed such breach within the time period provided for remedying of such breach (if any) shall not thereafter be entitled to raise or refer such dispute to arbitration in terms of this clause 21, and the costs of any such arbitration shall be determined by the arbitrator as part of his or her finding;

21.3.4 the decision of the arbitrator shall be final and binding on the Parties, and may be made an order of any Court of competent jurisdiction. Each of the Parties hereby submits itself to the jurisdiction of the South Gauteng High Court should either other Party wish to make the arbitrator's decision an order of that court.

21.4 This clause 21:

21.4.1 is severable from the rest of this Agreement and shall, notwithstanding the termination, cancellation, invalidity or alleged invalidity of this Agreement or any part of it for any reason, remain in full force and effect; and

21.4.2 constitutes an irrevocable consent by the Parties to any proceedings in terms hereof and no Party shall be entitled to withdraw therefrom or to claim in any such proceedings that it is not bound by this clause 21.

21.5 The Parties agree that the written demand by a Party to the dispute in terms of this clause 21 that the dispute be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

21.6 The provisions of this clause 21 will not preclude any Party from access to a competent division of the High Court of South Africa for urgent and/or interim relief pending the outcome of an arbitration in terms hereof or in respect of arbitration proceedings in terms hereof.

22. CONFIDENTIALITY

22.1 Without the prior written consent of Rockwell, each Party will, and will procure that their direct and indirect subsidiaries keep confidential and will not disclose to any person:

22.1.1 the details of this Agreement, as well as the details of all the transactions or agreements contemplated in this Agreement; and

22.1.2 all information relating to the business, the operations, affairs, assets and liabilities of any Party and Blue Gum Diamonds,

(together "***Confidential Information***").

22.2 The Parties each respectively agree (in respect of itself and on behalf of its direct and indirect shareholders, trustees and beneficiaries) to keep all Confidential Information confidential and to disclose it only to their respective officers, directors, employees, consultants and professional advisors who:

22.2.1 have a need to know (and then only to the extent that each such person has a need to know);

22.2.2 are aware that the Confidential Information should be kept confidential;

22.2.3 are aware of the disclosing party's undertaking in relation to such information in terms of this Agreement; and

22.2.4 have been directed by the disclosing party to keep the Confidential Information confidential and have undertaken to keep the Confidential Information confidential.

22.3 The obligations of the Parties in relation to the maintenance and non-disclosure of Confidential Information in terms of this Agreement do not extend to information that:

22.3.1 is disclosed to the receiving party in terms of this Agreement but at the time of such disclosure such information is known to be in the lawful possession or control of that party and not subject to an obligation of confidentiality;

22.3.2 is or becomes public knowledge, otherwise than pursuant to a breach of this Agreement by the party who disclosed such Confidential Information; and

22.3.3 is required by the provisions of this Agreement, any law, statute or regulation, or during any court or arbitration proceedings, or by the rules or regulations of any recognised and applicable stock exchange to be disclosed and the party required to make the disclosure has limited, as far as reasonably possible, the extent of such disclosure and has consulted with the other parties prior to making such disclosure.

22.4 The obligation contained in this clause 22 shall endure, even after the termination of this Agreement, without limit in point of time except and until such Confidential Information falls within any of the provisions of clause 22.3.1 to 22.3.3.

22.5 Should a Party be requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar legal process) to disclose any Confidential Information to any third party, the Party concerned shall immediately notify the other Party thereof in order that the other Party may in its discretion and at its cost raise any applicable objections, seek an appropriate protective order or waive compliance with the provisions of this Agreement, or consent thereto.

23. PUBLICITY

Should any Party wish to make an announcement of the transactions contemplated in this Agreement, that Party will prepare an announcement in consultation with the other Parties, provided that, prior to any publication, the final form of the announcement will be put to the other Parties for their consent, which they shall not unreasonably delay or

withhold and provided further that the Parties obligations under this clause 23 shall be subject to any Party's obligations under the rules or regulations of any recognised and applicable stock exchange on which its shares (or derivatives thereof) may be traded.

24. **DOMICILIUM CITANDI ET EXECUTANDI**

24.1 Each of the Parties chooses the address set out alongside its name below as their *domicilium citandi et executandi* at which all notices, legal processes and other communications must be delivered for the purposes of this Agreement:

24.1.1 Rockwell:

Physical address	Level 0, Wilds View Isle of Houghton Cnr Carse O'Gowrie and Boundary Roads Houghton Estate Johannesburg 2198
Postal address	P O Box 3011 Houghton 2041
Fax number	011 481 7247
Attention	Mr John Bristow

24.1.2 Etruscan Bermuda:

Physical and postal address	Suite 306 Royal Bank Building 1597 Bedford Highway Bedford Nova Scotia Canada B4A 1E7
Fax number	+1 (902) 832 6702
Attention	Ms Janice Stairs

24.1.3 Etruscan Diamonds:

Physical address	Suite 306 Royal Bank Building 1597 Bedford Highway Bedford Nova Scotia Canada B4A 1E7
Fax number	+1 (902) 832 6702
Attention	Ms Janice Stairs

24.2 Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing, but it shall be competent to give notice by telefax.

24.3 Any notice to a Party contained in a correctly addressed envelope and:

24.3.1 sent by prepaid registered post to it at its chosen address; or

24.3.2 delivered by hand to a responsible person during ordinary business hours at its chosen address,

shall be deemed to have been received, in the case of registered post, on the 8th (eighth) Business Day after posting (unless the contrary is proved) and, in the case of hand delivery, on the day of delivery.

24.4 Any notice by telefax to a Party at its telefax number shall be deemed, unless the contrary is proved, to have been received within 4 (four) hours of transmission where it is transmitted during normal business hours or within 24 (twenty four) hours of the opening of business on the first Business Day after it is transmitted where it is transmitted outside those business hours.

24.5 Each of the Parties shall be entitled at any time to change its address to any other address in RSA by giving written notice to that effect to the other Parties.

25. FURTHER ASSISTANCE

25.1 The Parties agree that they will co-operate fully to do all such further acts and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

25.2 The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the performance of their obligations in terms of this Agreement, which shall include the Parties:

25.2.1 at all times during the term of this Agreement acting reasonably, honestly and in good faith; and

25.2.2 performing their obligations arising from this Agreement diligently and with reasonable care.

25.3 The rights and obligations of the Parties under this clause 25 shall be subject to the Parties being entitled at all times to protect and advance their respective positions in terms of this Agreement.

26. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties as far as the subject matter contained in this Agreement is concerned and no Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

27. **SEVERABILITY**

Each of the provisions of this Agreement shall be considered as separate terms and conditions and in the event that this Agreement is affected by any legislation or any amendment thereto, or if the provisions herein contained are by virtue of that legislation or otherwise, held to be illegal, invalid, prohibited or unenforceable, then any such provisions shall be ineffective only to the extent of the illegality, invalidity, prohibition or unenforceability and each of the remaining provisions hereof shall remain in full force and effect as if the illegal, invalid, prohibited or unenforceable provision was not a part hereof.

28. **COSTS OF ENFORCEMENT**

All costs, charges and expenses of any nature whatever which may be incurred by a Party in enforcing its rights in terms of this Agreement, including without limiting the generality of the aforegoing, legal costs on the scale of attorney and own client and collection commission, irrespective of whether any action has been instituted, shall be recoverable on demand from the Party against which such rights are successfully enforced and shall be payable on demand.

29. **VARIATION AND CANCELLATION**

No agreement varying, adding to, deleting from or canceling this Agreement shall be effective unless reduced to writing and signed by or on behalf of the Parties.

30. **CESSION**

None of the Parties shall be entitled to assign, cede, delegate or transfer any rights, obligations, share or interest acquired in terms of this Agreement, in whole or in part, to any other party or person without the prior written consent of all the other Parties, which consent shall not unreasonably be withheld or delayed, provided that Rockwell shall be entitled to cede and/or assign its rights and/or obligations to any one or more of its Affiliate by way of notice in writing to the Sellers.

31. **INDULGENCE**

No extension of time, relaxation or indulgence granted by any Party to another shall be deemed to be a waiver or tacit amendment of that Party's rights in terms hereof, nor shall any such relaxation or indulgence be deemed to be a novation or waiver of the terms and conditions of this Agreement.

32. **GOVERNING LAW AND JURISDICTION**

32.1 This Agreement shall in all respects be governed by and construed in accordance with the law of the RSA, and all disputes, actions and other matters in connection therewith shall be determined in accordance with such law.

32.2 Each of the Parties hereby consents and submits to the non-exclusive jurisdiction of the South Gauteng High Court for the purposes of all or any legal proceedings arising from or concerning this Agreement.

32.3 Nothing in this Agreement shall prevent any Party from seeking relief on an urgent or interlocutory basis from any High Court of South Africa with jurisdiction.

33. **COSTS**

Each Party shall bear its own costs associated with the negotiation, preparation and drafting of this Agreement.

34. **COUNTERPARTS**

This Agreement may be signed in any number of counterparts and all such counterparts taken together shall constitute one and the same Agreement.

SIGNED at TORONTO ONTARIO on **9 September 2010**

For and on behalf of **Rockwell Resources RSA (Proprietary) Limited**

Name: JOHN W BRISTOW

Capacity: CHIEF EXECUTIVE OFFICER

who warrants his authority to do so.

SIGNED at HALIFAX NOVA SCOTIA on **9 September 2010**

For and on behalf of **Etruscan Diamonds Limited**

Name: GERALD J. McCONNELL

Capacity: CHIEF EXECUTIVE OFFICER

who warrants his authority to do so.

SIGNED at HALIFAX, NOVA SCOTIA on **9 September 2010**

For and on behalf of **Etruscan Diamonds Bermuda Limited**

Name: GERARD J. MC CONNELL

Capacity: PRESIDENT

who warrants his authority to do so.

SIGNED at HALIFAX, NOVA SCOTIA on **9 September 2010**

For and on behalf of **Etruscan Resources Inc.**

Name: JANICE A. STAIRS

Capacity: VICE PRESIDENT

who warrants his authority to do so.

SCHEDULE 1 – NOVEMBER 2009 FINANCIAL STATEMENTS

ETRUSCAN DIAMONDS (PTY) LTD
(1996/000610/07)
FINANCIAL STATEMENTS FOR THE YEAR ENDED
30 NOVEMBER 2009

ETRUSCAN DIAMONDS (PTY) LTD
FINANCIAL STATEMENTS FOR THE YEAR ENDED
30 NOVEMBER 2009

The reports and statements set out below comprise the financial statements presented to shareholders:

ETRUSCAN DIAMONDS (PTY) LTD
STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS
for the year ended 30 November 2009

Statement of responsibility for financial statements

The directors are responsible for the maintenance of adequate accounting records and the preparation and integrity of the financial statements and related information. The auditors are responsible to report on the fair presentation of the financial statements. The financial statements have been prepared in accordance with International Financial Reporting Standards and in the manner required by the Companies Act in South Africa.

The directors are also responsible for the Company's system of internal financial control. These are designed to provide reasonable, but not absolute, assurance as to the reliability of the financial statements, and to adequately safeguard, verify and maintain accountability of assets, and to prevent and detect misstatement and loss. The directors believe that all appropriate controls are in place.
Nothing has come to the attention of the directors to indicate that any material breakdown in the functioning of the controls, procedures and systems has occurred during the year under review.

The financial statements have been prepared on the going concern basis, since the directors have every reason to believe that the Company has adequate resources in place to continue in operation for the foreseeable future with the continued support of its parent company - Etruscan Diamonds Limited.

The financial statements which appear on pages 6 to 20 were approved by the board of directors on 20 April 2010 and signed on their behalf.

Director   Director

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers Inc
Reg. no. 1998/012055/21
2 Eglin Road
Sunninghill 2157
Private Bag X36
Sunninghill 2157
South Africa
Telephone +27 (11) 797 4000
Facsimile +27 (11) 797 5800
www.pwc.com/za

INDEPENDENT AUDITOR'S REPORT TO THE MEMBERS OF

Etruscan Diamonds (Proprietary) Limited

Report on the Financial Statements

We have audited the group financial statements and financial statements of Etruscan Diamonds (Proprietary) Limited for the year ended 30 November 2009, which comprise the consolidated and separate balance sheets as at 30 November 2009, and the consolidated and separate income statements, the consolidated and separate statements of changes in equity and consolidated and separate cash flow statements for the year then ended, and a summary of significant accounting policies and other explanatory notes, and the directors' report, as set out on pages 4 to 20.

Directors' Responsibility for the Financial Statements

The company's directors are responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting and in the manner required by the Companies Act of South Africa. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements present fairly, in all material respects, the consolidated and separate financial position of Etruscan Diamonds (Pty) Ltd as at 30 November 2009 and its consolidated and separate financial performance and its consolidated and separate cash flows for the year then ended in accordance with International Financial Reporting Standards and in the manner required by the Companies Act of South Africa.

Emphasis of Matter
Without qualifying our opinion, we draw attention to the directors report and note 1.6 and note 8 to the financial statements which indicate that the group's total liabilities exceeded its total assets by R321 857 902. This conditions, along with other matters as set forth in directors' report and note 1.6 and note 8 indicate the existence of a material uncertainty which may cast significant doubt about the company's ability to continue as a going concern.

Report on Other Legal and Regulatory Requirements
In accordance with our responsibilities in terms of sections 44(2) and 44(3) of the Auditing Profession Act, we report that we had reason to believe that a reportable irregularity as defined in the Auditing Profession Act was taking place, and have reported such matter to the Independent Regulatory Board for Auditors. The matter pertaining to the reportable irregularity and the outcome of resolving the matter has been described in Note 5 and 7 to the directors' report.

PricewaterhouseCoopers Inc

PricewaterhouseCoopers Inc
Director: Andries Rossouw
Registered Auditor
2 Eglin Road
Sunninghill
2157
7 June 2010

ETRUSCAN DIAMONDS (PTY) LTD
REPORT OF THE DIRECTORS
for the year ended 30 November 2009

The directors present their report for the year ended November 30, 2009. This report forms part of the audited financial statements.

1. General review

The Company's business and operations and the results thereof are clearly reflected in the attached financial statements. Etruscan Diamonds (Pty) Ltd (Etruscan Diamonds) carries on the business of diamond exploration and mining.

2. Share capital

There were no changes in the authorised and issued share capital of the Company during the accounting period under review.

3. Corporate Structure

In early 2007, Etruscan Resources Inc. (Etruscan) and Mountain Lake Resources Inc. (Mountain lake) completed the formation of a new company, Etruscan Diamonds Limited (EDL), to hold their respective interests in the South African diamond assets. Each of Etruscan and Mountain Lake, together with other third parties, transferred all of their interests (both debt and equity) in the South African diamond assets to EDL in exchange for shares of EDL.

Etruscan, a company registered in Canada and listed on the Toronto Stock Exchange, holds 47.38% of the shares in EDL. Mountain Lake, a company registered in Canada and listed on the TSX Venture Exchange, holds 6.4% of the shares of EDL. The remaining 31.93% of the shares of EDL are held by private investors.

EDL, a company incorporated in Canada, owns 100% of a holding company Etruscan Diamonds (Bermuda) Limited (Etruscan Bermuda). Etruscan Bermuda owns 75% of the shares of the Company and the remaining 25% of the shares of the Company are owned directly by EDL.

4. Agreement with Mogopa Blue Gum Diamonds (Pty) Ltd.

Upon completing the acquisition of Mvelaphanda Exploration's 50% interest in the Tirisano Diamond Mine Joint Venture, the Company concluded an agreement with Mogopa Blue Gum (Pty) Ltd. (Mogopa) to transfer a 26% interest in the Tirisano Diamond Mine to Mogopa. Mogopa is the Black Economic Empowerment (BEE) partner for the mines required by South African mineral legislation. Mogopa is also Etruscan Diamonds' BEE partner on the Hartbeestlaagte and Zwartrand properties which, together with the Tirisano Diamond Mine, constitute Etruscan Diamonds' Blue Gum Project.

On December 5, 2007, Mogopa completed a financing in the form of a preference share investment of R25.35 million from the Industrial Development Corporation of South Africa Limited (IDC) to finance the acquisition of a 26% interest in the Tirisano Diamond Mine for R28 million. Mogopa and Etruscan Diamonds each contributed its share of these properties, 26% and 74% respectively, to Blue Gum Diamonds (Pty) Ltd. Mogopa's 26% interest in Blue Gum Diamonds (Pty) Limited has been recorded as non-controlling interest and at the end of 2008, this amount has been reversed as the non-controlling interest's share of the write-down in the Blue Gum Diamond Project.

5. Financing - Blue Gum Diamond Project

In early 2007, Etruscan Diamonds Limited the Company's parent company and a subsidiary of Etruscan Resources Inc. completed a private placement financing for net proceeds of R95 million.

In the second quarter of 2008, the Company drew down a loan facility from the Industrial Development Corporation of South Africa (IDC) in the amount of R15 million bearing interest at South African prime (as at November 30, 2008 - 15.5%) plus 0.5%. This loan was repayable in quarterly instalments of R882,350 plus interest commencing on August 1, 2008. The first payment was made in August however, no further payments have been made and at the end of 2008 the balance owed was R14.1 million. The IDC has not issued a notice of default. In February, 2009 the IDC agreed to defer all repayments of principal and interest on the loan until January 1, 2010.

In September 2008, Etruscan Diamonds Limited completed a rights offering for net proceeds of R15 million.

In February 2009 the Industrial Development Corporation of South Africa (IDC) agreed to defer all payments of principal and interest on its loan until January 1, 2010. In addition the IDC agreed to loan Etruscan Diamonds a further R5.5 million. Advances under this loan are subject to certain conditions including the requirement for Etruscan Diamonds to raise additional equity financing, convert accounts payable to equity and obtain funding for certain care and maintenance costs. These conditions were met in September 2009 and the Company has drawn down R5.5 million.

The following security was pledged: first surety mortgage bond by Etruscan Diamonds (Pty) Ltd for R5 million, a general notarial bond over the moveable assets for a capital sum of R10 million and a first surety mortgage bond by Etruscan Dalmonds (Pty) Ltd over the mineral permit relating to the properties for the capital sum of R5 million. These conditions were met in September 2009.

The loan proceeds together with the equity proceeds will be used by the Company to pay its smaller creditors and funding the ongoing care and maintenance costs for the Blue Gum Project. The costs to maintain the project on care and maintenance are estimated to be R600,000 per month.

6. Blue Gum Diamond Operations

During the first quarter of 2008, the Company recommenced mining and processing operations at the Tirisano Diamond Mine located on the Blue Gum property in the alluvial diamond district of Ventersdorp in South Africa. The gravel from the mine was being processed at the Tirisano DMS (dense media separation) plant and through four 16 foot pans installed near the DMS plant. The objective was to achieve a monthly throughput of 100,000 cubic meters of gravel per month from the two facilities with 40,000 cubic meters coming from the DMS plant and 60,000 cubic meters from the pan plant.

Etruscan Diamonds continued to make progress ramping up processing operations at the Blue Gum Diamond Project during the second and third quarters of 2008. However, the ramp up was negatively impacted by the global economic crisis which resulted in a substantial reduction in both the demand for rough diamonds and the rough diamond price. In an effort to reduce costs, during the month of November, Etruscan Diamonds scaled back staff and operations at Blue Gum to process 60,000 cubic meters per month through the pan plants only and suspended processing at the DMS plant. Due to uncertainty in the timing of the recovery of the price and demand for rough diamonds, subsequent to November 30, 2008, Etruscan Diamonds reduced the work force at the Blue Gum Project to a skeleton staff to allow the Project to be placed on care and maintenance. The Blue Gum Project remains on care and maintenance.

The Company recorded a write-down of its deferred development costs of R207 million based on the amount by which the carrying value exceeded the discounted value of the expected future cash flows. R6.9million thereof was reversed out of the revaluation reserve. Refer to note 5 in the financial statements.

7. Creditor agreements

During the period the company experienced cash flow problems and an agreement was signed with the majority of the company's creditors to pay a certain portion of the amount payable, the outstanding amount will carry interest at the South African prime rate plus 2%. Etruscan is not allowed to pay any money to shareholders until all the debt has been settled. In exchange for this agreement the creditors who accepted the contract agreed not to commence any legal action against Etruscan Diamonds (Pty) Ltd, Etruscan Diamonds Ltd or Blue Gum Diamonds (Pty) Ltd for a period of 24 months after signing the contract. A total amount of R14.6 million is the outstanding amount per the above agreements.

8. Subsequent events

The shareholders of the Company, EDL (25%) and Etruscan Bermuda (75%) have signed a term sheet with Rockwell Diamonds Inc. (Rockwell) whereby Rockwell proposes to purchase the shares of the Company. The price to be paid to EDL and Ertuscan Bermuda is an amount not exceeding ZAR 33.5 million (approximately C$4.65 million) payable in Rockwell shares valued at C$0.068 each. Completion of the disposition is subject to a number of conditions including South African mining ministry consent, securities regulatory approvals including TSX. Completion is targeted for the third calendar quarter.

There have been no other facts or circumstances of a material nature that have occurred between the accounting date and the date of this report.

9. Directors

The directors of the Company during the accounting period and up to the date of this report were as follows:

G J McConnell	Canadian	Appointed	11/06/2002	
G Holmes	Canadian	Appointed	11/06/2002	
R Harris	Canadian	Appointed	01/04/2005	Resigned January 1, 2010
F Metcalf	Canadian	Appointed	23/01/2003	

The company secretary is ER Goodman Secretarial Services CC of Johannesburg.

10. Auditors

PricewaterhouseCoopers Inc. will continue in office in accordance with section 270(2) of the Companies Act.

11. Future Operations

The Company is pursuing ways and means to preserve the Blue Gum Project which may include joint ventures or sale of assets. The ability of Etruscan Diamonds to continue as a going concern in the near term is dependent upon the Company raising the additional equity financing. In the longer term the ability of Etruscan Diamonds to continue as a going concern is dependent upon a recovery and stabilization of rough diamond prices and the demand for rough diamonds.

12. Registered and business addresses

The registered address is:
Etruscan Diamonds (Pty) Ltd
c/o ER Goodman Secretarial Services CC
2nd Floor, Palm Grove, Grove City
198 Louis Botha Avenue
Houghton Estates, 2198

The business address is:
Etruscan Diamonds (Pty) Ltd
P.O. Box 46, 10 Roth Street
Ventersdorp, 2710
North West Province,
Republic of South Africa

ETRUSCAN DIAMONDS (PTY) LTD
BALANCE SHEET
as at 30 November 2009

	Notes	Group 2009 R	Group 2008 R	Company 2009 R	Company 2008 R
ASSETS					
Non-current assets		22,873,839	25,743,251	12,667,923	14,230,196
Investment in subsidiary	2	-	-	-	-
Reclamation deposits		10,578,136	8,750,728	1,229,968	1,168,516
Property, plant and equipment	3	5,574,425	10,222,736	4,716,687	6,291,893
Deferred development expenses	4	-	-	-	-
Deferred exploration expenses	5	6,721,278	6,769,787	6,721,278	6,769,787
Current assets		3,024,761	6,119,524	1,744,496	1,007,324
Accounts receivable		1,183,357	2,750,589	1,183,356	396,263
Amounts receivable from related parties		-	-	-	-
Deposits		30,246	30,246	23,696	23,696
Inventory	6	182,220	2,897,655	182,220	182,220
Prepayments		103,688	-	103,687	-
Bank balances and cash		1,525,251	441,034	251,537	405,145
Total assets		25,898,600	31,862,775	14,412,419	15,237,520
EQUITY AND LIABILITIES					
Capital and reserves		(321,857,902)	(351,562,929)	(275,266,550)	(314,367,497)
Issued capital	7.1	687,194	687,194	687,194	687,194
Accumulated loss		(330,268,403)	(352,250,123)	(275,953,744)	(315,054,691)
Revaluation reserve		-	-	-	-
Minority interest		7,723,307	-	-	-
Liabilities		305,596,766	336,027,519	283,992,893	322,047,494
Amounts owing to related parties	8.1	288,303,436	319,044,676	282,460,577	319,044,676
Long-term liabilities	8.2	2,063,331	3,002,818	1,532,316	3,002,818
Provision for reclamation	9	15,230,000	13,980,025	-	-
Deferred tax liabilities	10	-	-	-	-
Current liabilities		42,159,736	47,398,186	5,686,076	7,557,523
Accounts payable and accrued liabilities		21,718,545	32,384,229	4,144,158	6,473,853
Current portion of long term liabilities	8.2	20,441,191	15,013,957	1,541,918	1,083,670
Total liabilities		347,756,502	383,425,705	289,678,969	329,605,017
Total equity and liabilities		25,898,600	31,862,775	14,412,419	15,237,520

ETRUSCAN DIAMONDS (PTY) LTD
INCOME STATEMENT
for the year ended 30 November 2009

		Group		Company	
		30 November 2009	30 November 2008	30 November 2009	30 November 2008
	Notes	R	R	R	R
Income		-	-	-	-
Cost of Goods Sold		-	-	-	-
Gross margin		-	-	-	-
Other Income		1,697,255	1,235,340	926,507	696,521
Other Income		1,009,574	408,620	810,763	57,956
Interest received		587,681	826,720	115,744	638,565
Expenditure		(33,378,835)	266,228,295	(38,608,321)	202,494,044
Advertisement and promotion		-	163,101	-	141,398
Administration fees		-	-	-	-
Auditors remuneration		445,000	53,635	445,000	21,955
Bad debt		12,141	7,503	12,141	7,503
Bank charges		258,896	185,521	141,997	158,761
Benefits		87,814	89,400	87,814	89,400
Consulting fees		-	-	-	-
Depreciation		1,670,210	749,343	1,325,210	749,343
Donations / Social investment		46,657	222,809	46,657	-
Equipment rental		38,989	15,892	21,751	15,892
Guesthouse expenses		89,146	202,933	89,146	202,933
Insurance		346,339	346,424	346,339	346,424
(Gain)/Loss on foreign currency		(44,966,692)	52,751,731	(44,966,766)	52,751,731
Impairment reversal		-	-	-	-
Motor vehicle expenses		178,070	46,016	178,070	46,016
Office expenditure		4,341	50,546	-	46,616
Legal expenses		161,971	931,889	143,133	87,283
Printing, stationary and postage		27,684	106,370	27,684	106,066
Prospecting rights		388,702	-	388,702	-
Repairs and maintenance		-	230	-	230
Stock based compensation	7.2	292,722	-	292,722	-
Subscription		13,444	16,364	13,443	16,364
Telephone and fax		87,513	285,645	88,108	261,260
Accretion expense		1,249,975	1,088,000	-	-
Write down of mineral properties		896,988	6,316,843	896,988	6,316,843
Write down of Bluegum Diamonds		3,457,727	200,529,456		-
Recovery of Blue Gum loan		-	-	-	35,048,414
Write down of investment		-	-	-	104,013,047
Travel and accommodation		40,412	374,993	40,413	372,893
Wages		1,794,216	1,693,652	1,794,216	1,693,652
Operating profit/(loss)		35,076,090	(264,992,955)	39,534,828	(201,797,523)
Interest expense		(5,371,063)	(680,866)	(433,881)	(680,866)
Net profit/(loss) before tax for the year		29,705,027	(265,673,821)	39,100,947	(202,478,389)
Tax expense (income)	10	-	-	-	-
Net profit/(loss) after tax for the year		29,705,027	(265,673,821)	39,100,947	(202,478,389)
Net loss attributable to:					
Non controlling interest		7,723,307	(26,000,000)		
Equity holders		21,981,720	(239,673,821)		
		29,705,027	(265,673,821)		

SCHEDULE 2 – SCHEDULE OF CREDITORS

1. Secured Creditors

	Creditor	Secured Amount (as at 31 May 2010)
1.1	Industrial Development Corporation of South Africa ("IDC"): November 2, 2007 Loan Agreement between IDC and Blue Gum Diamonds (Pty) Ltd. as amended by Amending Letter dated February 5, 2009	R 17,565,748
1.2	Industrial Development Corporation of South Africa ("IDC"): February 23, 2009 Loan Agreement between IDC and Blue Gum Diamonds (Pty) Ltd. as amended by Amending Letter dated September 7, 2009	R 5,772,490
1.3	WesBank, a Division of FirstRand Bank Ltd.: Master Instalment Sales Agreement between WesBank and Etruscan Diamonds (Pty) Ltd. dated November 20, 2007 for loader purchase for Tirisano Mine	R 3,024,877
1.4	Nedbank Ltd.: Loan Agreement between Nedbank Ltd. and Etruscan Diamonds (Pty) Ltd. dated January 8, 2003 pertaining to ERF 38 Van der Hoff	R 336,725

2. Unsecured Creditors

	Creditor	Amount outstanding (as at 31 May 2010)
2.1	ALS BEE PROJECTS	R 7,286,432.80
2.2	A/P Interest Accruals on Suppliers	R 2,064,905.00
2.3	BABCOCK EQUIPMENT	R 1,008,812.57

	Creditor	Amount outstanding (as at 31 May 2010)
2.4	BOND EQUIPMENT	R 965,623.44
2.5	ALS RENTALS (NORTH WEST) (PTY) LTD	R 633,043.43
2.6	ANGLO - V3 CRANE HIRE (PTY) LTD	R 593,185.32
2.7	Department : Minerals & Energy	R 856,996.42
2.8	ANGLO AMERICAN	R 1,343,128.63
2.9	AGRIPPA EAST RAND	R 346,374.12
2.10	DYNAMIC MACHINERY	R 343,025.53
2.11	ALS PLANT HIRE	R 340,773.10
2.12	REINFORCED EARTH (PTY) LTD	R 328,388.62
2.13	Accounts Payables/Accruals	R 316,475.27
2.14	TECH NORTH RUSTERNBURG (PTY) LTD	R 307,499.65
2.15	VOLTEX POTCHEFSTROOM	R 220,077.02
2.16	ORE-PRO EQUIPMENT CC	R 188,932.71
2.17	Bakwena Ba Mogopa Trust	R 180,281.24
2.18	SANDVIK MINING & CONSTRUCTION (PTY) LTD	R 173,674.55
2.19	NTOLO TAILINGS	R 171,273.70
2.20	ML ASSETS MANAGEMENT (PTY) LTD	R 160,313.18
2.21	TRENTTYRE	R 156,179.04
2.22	A & B GLOBAL MINING CONSULTANTS	R 151,095.60
2.23	FLOW ELECTRONICS (PTY) LTD	R 140,747.73
2.24	VIBRAMECH (PTY) LTD	R 114,032.25
2.25	AFRICAN ROMANCE	R 111,748.00
2.26	RDA PLANT HIRE CC	R 106,242.00
2.27	CB SECURITY SOLUTIONSS	R 104,668.81
2.28	PRO-EX TRADING CC	R 102,769.17
2.29	Masa-A-Sele (Pty) Ltd	R 100,737.63

	Creditor	Amount outstanding (as at 31 May 2010)
2.30	MASIQHAME ENGINEERING AND MINING SUPPLIES	R 99,464.00
2.31	INTECH MARKETING SERVICES CC	R 98,200.75
2.32	MDM ENGINEERING	R 81,354.58
2.33	JAMA PUMPS AND REPAIRS	R 79,923.76
2.34	PLATINUM QUALITY SPLICE	R 79,850.48
2.35	MACSTEEL TRADING (PTY) LTD	R 78,243.87
2.36	BATEMAN ENGINEERING PROJECTS	R 74,725.69
2.37	VULCAN ELECTRICAL ENGINEERING	R 69,217.60
2.38	MOGOPA MINERALS	R 64,051.79
2.39	INTERCOMP 24 (PTY) LTD	R 61,268.44
2.40	Champ Drilling Cc	R 57,476.52
2.41	ELSHADAI FITTINGS & MACHINERY SUPPLIES CC	R 56,748.77
2.42	WARMAN AFRICA (PTY) LTD	R 54,807.45
2.43	REBEL PLANT HIRE & SALES	R 38,555.04
2.44	SAF ALLOYS AFRICA	R 38,432.25
2.45	BEARING MAN (PTY) LTD	R 27,574.59
2.46	Kwikspace Modular Buildings	R 26,282.92
2.47	DM BUSINESS DEVELOPMENT	R 23,587.00
2.48	ER GOODMAN SECRETARIAL SERVICES CC	R 15,052.52
2.49	JOHN R. THINDWA	R 12,300.00
2.50	Telkom Data Invoice	R 11,772.24
2.51	POPPY'S MOTORS	R 7,250.96
2.52	Ventersdorp Local Municipality	R 6,539.38
2.53	ALERT STEEL (PTY) LTD	R 5,577.25
2.54	Expense Report	R 4,718.00
2.55	MINE HEALTH & SAFETY RESEARCH TRUST	R 3,703.05

	Creditor	Amount outstanding (as at 31 May 2010)
2.56	Expense Report: Pule Mohutsiwa	R 3,551.60
2.57	Mosaic B & B	R 2,940.00
2.58	Waltons Stationery Co.	R 2,051.72
2.59	Harry Oppenheimer Diamond Training School	R 1,603.16
2.60	Dept Water Affairs & Forestry	R 1,583.00
2.61	BONFIGLIOLI SOUTH AFRICA (PTY) LTD	R 279.64
2.62	Gestetner Klerksdorp	R 229.25
2.63	CHRISTIECO EXPRESS	R 5.96
2.64	Madlela Attorney's	R 4.00
2.65	JOHANDIE WHEELALLIGNMENT	-R 0.31
2.66	G.J. Fourie Hardware	-R 503.09
2.67	Telkom Sa Ltd	-R 536.37
2.68	Sthembiso Survey Cc	-R 566.01
2.69	SUNSET BEACH TRADING CC	-R 4,470.00
2.70	ESKOM	-R 29,073.81
2.71	PWC SUNNINGHILL	R 165,300.00
2.72	Mogopa Minerals/Mogopa Trust	R 409,664.34

3. **Contingent Creditors**

	Creditor	Contingent Liability
3.1	Lombard Insurance Company Ltd.: Guarantee no.M-24671 in favour of Etruscan Diamonds (Pty) Ltd. dated July 15, 2008 Blue Gum Mining Right: Lombard guarantee M-24671	R13 092 739
3.2	Department of Mineral Resources : various environmental guarantees	

	Creditor	Contingent Liability
3.2.1	Hartbeestlaagte: Nedbank 497/27820505 dated 28/02/2007	R65 000
3.2.2	Zwartrand: Nedbank 497/27802906 dated 21/02/2007	R100 000
3.2.3	Hartbeestlaagte (deproclaimed) : Nedbank 497/27801918 dated 21/02/2007	R100 000
3.2.4	Hartbeestlaagte: Nedbank 497/26457202 dated 26/09/2005	R35 000
3.2.5	Zwartrand: Nedbank 497/26484609 dated 05/10/2005	R50 000
3.2.6	Leliefontein: Nedbank 497/26445018 dated 22/09/2005	R23 000
3.2.7	Cecilia's Home: Nedbank 497/27231518 dated 31/07/2006	R40 000
3.2.8	Welgevonden: Nedbank 497/27231704 dated 31/07/2006	R45 000
3.2.9	Lichtenburg: Nedbank 497/27232107 dated 31/07/2006	R100 000
3.2.10	Klipgat: Nedbank 496/25939203 dated 04/03/2005	R 500 000
3.2.11	Klipgat: Nedbank 496/26306808 dated 29/07/2005	R 350 000
3.2.12	Klipgat: Nedbank 497/26373505 dated 26/08/2005	R 350 000
3.2.13	Klipgat: Nedbank 497/26444909 dated 22/09/2005	R 350 000
3.2.14	Klipgat: Nedbank 497/26557207 dated 01/11/2005	R 350 000
3.2.15	Klipgat: Nedbank 497/26601508 dated 16/11/2005	R 350 000
3.2.16	Klipgat: Nedbank 497/26626717301 dated 13/01/2006	R 350 000
3.2.17	Klipgat: Nedbank 497/27231909 dated 31/07/2006	R 350 000
3.2.18	Nooitgedacht 131: Nedbank 497/29373204 dated 23/10/2008	R 142 040
3.2.19	Nooitgedacht 131: Nedbank 285/23549904 dated 28/01/2003	R 427 200
3.2.20	Vogelstruispan: Nedbank 496/26081407 dated 06/05/2005	R 20 000
3.2.21	Schaapplaats: Nedbank 496/26082004 dated 06/05/2005	R 20 000
3.2.22	Appeldraai: Nedbank 496/26082209 dated 06/05/2005	R 20 000
3.2.23	Nooitgedacht 69: Nedbank 496/26082306 dated 18/02/2005	R 50 000
3.2.24	Zwartplaat: Nedbank 497/27231402 dated 31/07/2006	R 103 216

	Creditor	Contingent Liability
3.2.25	Hartbeeslaagte: Nedbank 357/19037201 dated 30/07/1998	R 15 000
3.2.26	Hartbeestlaagte: Nedbank 497/28457307 dated 05/10/2007	R 500 000
3.2.27	Zwartrand: Nedbank 497/28457501 dated 05/10/2007	R 500 000
3.2.28	Conglomerate Koster District: Nedbank 497/28313909 dated 16/08/2007	R 85 000
3.2.29	Conglomerate Coligny District: Nedbank 497/28314018 dated 16/08./2007	R 100 000
3.2.30	Conglomerate Ventersdorp District: Nedbank 497/28314107 dated 16/08/2007	R 92 000
3.2.31	Conglomerate Lichtenburg District: Nedbank 497/28314301 dated 16/08/2007	R 86 000
3.2.32	Mountain Ash (Pty) Ltd.: Nedbank 970/15964000 dated 18/07/1996 Hartebeestlaagte 146 IP	R 15 000
3.2.33	Klipgat: Nedbank 25897209 dated 18/02/2005	R 160 000
3.2.34	Bruidegomskraal: Nedbank 496/26081105 dated 06/05/2005	R20 000
3.2.35	Nooitgedacht 69: Nedbank 496/25897306 dated 18/02/2005	R50 000
3.3	ESKOM Guarantees	
3.3.1	Nooitgedacht 131: Nedbank 357/22654518 dated 21/02/2002 ESKOM	R 101 140
3.3.2	Nooitgedacht 131: Nedbank 357/22654607 dated 21/02/2002 ESKOM	R 40 900

SCHEDULE 3 – PROSPECTING RIGHTS

Group	Permit	Comment	Permit Type
Mooi River			
(NW)171 PR	Nooitgedacht 69 IQ	Renewed on Sept 11, 2009 – expires Sept 10, 2011	Prospecting
(NW)106 PR	Klipgat 18 IQ, Bovenste Oog Van Mooi River, Klerkraal 65 IQ	Renewed on Oct 6, 2009 – expires Oct 5, 2012	Prospecting
(NW)1202 PR	Welgevonden 66 IQ (part of Anglo option)	To be abandoned	Prospecting
(NW)440 PR	Leliefontein 138 IP (part of Anglo option)	Closure certificate pending	Prospecting
(NW)439 PR	Cecilias Home 200 IP (part of Anglo option)	Closure certificate pending	Prospecting
(NW)207 PR	Polka 164 IP	Closure certificate pending	Prospecting
Lichtenburg Properties (Anglo Properties) One Right			
(NW)448 PR	Bethlehem 75 IO	Closure certificate pending	Prospecting
	Blaaubank 119 JO		Prospecting
	Greefslaagte 33 IP		Prospecting
	Lombardslaagte 100 IO		Prospecting
	Kaalpan 82 IO		Prospecting
	Kalkfontein 77 IO		Prospecting
	Klein Westerford 78 IO		Prospecting
	Klipaagte 52 IO		Prospecting
	Makouspan 64 IO		Prospecting
	Mooilaagte 41 IO		Prospecting
	Mooimeijesfontein 118 JO		Prospecting
	Naauwpoort 84 IO		Prospecting
	Springbokfontein 107 IO		Prospecting
Conglomerate			
(NW)1689 PR	Ventersdorp	Closure certificate pending	Prospecting
(NW)1693 PR	Koster	Closure certificate pending	Prospecting
(NW)1692 PR	Coligny	Closure certificate pending	Prospecting
(NW)1688 PR	Litchenburg	Closure certificate pending	Prospecting

SCHEDULE 4 – VALUATION DATE NET WORKING CAPITAL

	R'000	%	R'000
Blue Gum Diamonds:			
- IDC loan	13 390	74%	9 909
- accrued interest on the IDC loan	2 890	74%	2 139
- cash and short term deposits	(5)	74%	(4)
- deposits and prepayments	(7)	74%	(5)
- accounts receivable	(1 839)	74%	(1 361)
- consumable and supply inventory	(3 410)	74%	(2 523)
- accounts payable and accruals	12 092	74%	8 948
- contingent liabilities	0	74%	0
Total	**23 311**	**74%**	17 103
The company:			
- capital assets net of depreciation	(5 298)	100%	(5 298)
- reclaim deposits	(1 210)	100%	(1 210)
- cash and short term deposits	(334)	100%	(334)
- diamond inventory	(182)	100%	(182)
- deposits and prepayments	(24)	100%	(24)
- ISA on front loaders	2 868	100%	2 868
- accounts payable	5 745	100%	5 745
- property mortgage	389	100%	389
- contingent liabilities	0	100%	0
Total	**1 952**	**100%**	1 952
Total valuation date net debt and working capital			19 055

Source: Unaudited unconsolidated balance sheets of Blue Gum Diamonds and the company as at 31 August 2009

SCHEDULE 5 – ETRUSCAN RESOURCES WARRANTY AND REPRESENTATION

Etruscan Resources hereby warrants and represents to Rockwell that, as at the Signature Date, the Completion Date and the Closing Date, except as set out in the 2009 Annual Financial Statements or as may otherwise arise as a result of a call by the IDC on the guarantee granted by Etruscan Resources in favour of the IDC, dated 14 November 2007 (as amended):

(a) neither Etruscan Resources nor any of its Affiliates has any claims of any nature (whether continent or otherwise) against Etruscan Diamonds (Proprietary) Limited and/or Blue Gum Diamonds (Proprietary) Limited; and

(b) neither Etruscan Diamonds (Proprietary) Limited nor Blue Gum Diamonds (Proprietary) Limited is a party to any suretyships, guarantees, indemnities or similar documents in respect of any liabilities or obligations of Etruscan Resources or any of its Affiliates, and is not liable whether as guarantor, indemnifier, surety, co-principal debtor or otherwise howsoever for any liabilities or obligations of Etruscan Resources or any of its Affiliates.

SCHEDULE 6 – ESCROW TERMS

ESCROW AGREEMENT

This Escrow Agreement (this "Escrow Agreement"), dated as of ________ __, 2010 by and among ETRUSCAN RESOURCES INC., a Nova Scotia company ("Etruscan"), ROCKWELL DIAMONDS INC., a Canadian corporation ("Rockwell"), and McInnes Cooper (the "Escrow Agent").

RECITALS

Etruscan and Rockwell have entered into a Sale of Shares and Claims Agreement dated as of ________ __, 2010 (the "Acquisition Agreement") pursuant to which, among other matters, Etruscan received ________________ shares of Rockwell which are to be escrowed hereunder (the "Escrowed Shares").

The Acquisition Agreement contemplates the establishment of escrow arrangements with respect to the Escrowed Shares to secure the indemnification and restricted resale period obligations of Etruscan under the Acquisition Agreement.

Each of the parties hereto is entering into this Escrow Agreement in consideration for, among other things, the execution and delivery of the Acquisition Agreement by Rockwell.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, all of the terms defined in the Acquisition Agreement shall have the same meaning herein as attributed to them in the Acquisition Agreement.

2. Escrowed Shares. Etruscan hereby delivers to the Escrow Agent the Escrowed Shares pursuant to Section 12.8 of the Acquisition Agreement and the Escrow Agent acknowledges receipt thereof and agrees to hold the Escrowed Shares in escrow pursuant to the terms of this Escrow Agreement. The Escrowed Shares and any and all securities received in respect of the Escrowed Shares that are distributed on a pro rata basis to all holders of Rockwell Shares, collectively, shall be deemed to form part of the Escrowed Shares.

3. Voting of Escrowed Shares; Right to Receive Dividends. Unless and until any of the Escrowed Shares are returned to Rockwell pursuant to the terms of this Escrow Agreement: (i) Etruscan shall be entitled to vote its Escrowed Shares; and (ii) Etruscan shall be entitled to receive any distribution of dividends (whether in cash or in kind) on account of the Escrowed Shares at the time such distribution is made to all holders of Rockwell Shares, provided that any distribution of securities that constitute Escrowed

Shares pursuant to Section 2 above shall also be held in escrow pursuant to the terms of this Escrow Agreement.

4. Claims Procedures and Disbursements of Escrowed Shares.

(a) If Rockwell asserts a claim against Etruscan and/or the Sellers pursuant to the Acquisition Agreement (a "Claim"), then Rockwell shall concurrently deliver written notice of such Claim to Etruscan and the Escrow Agent, specifying the nature of the Claim and, if possible, the estimated amount involved and the number of Escrowed Shares that are to be held to satisfy such Claim. For clarification, all claims or disputes arising pursuant to the Acquisition Agreement shall be resolved pursuant to the dispute resolution procedures set forth in the Acquisition Agreement.

(b) The Escrow Agent shall disburse the Escrowed Shares at any time, and from time to time, in accordance with a joint written direction signed by both Etruscan and Rockwell or as directed or permitted in accordance with Section 8 or Section 13 of this Escrow Agreement.

5. Cancellation of Escrowed Shares. Upon receipt of any Escrowed Shares distributed hereunder in satisfaction of a Claim, Rockwell shall take all actions necessary to cancel such Shares in order that they are no longer issued and outstanding.

6. Appointment of Escrow Agent. Rockwell and Etruscan hereby appoint McInnes Cooper as the Escrow Agent under this Escrow Agreement. The Escrow Agent is hereby authorized to take any and all actions indicated in this Escrow Agreement to be taken by the Escrow Agent and all such further actions consistent herewith as it shall deem necessary or desirable to implement the provisions hereof. The Escrow Agent represents and warrants to Rockwell and Etruscan that it has all legal power and authority to act in the manner contemplated by this Escrow Agreement.

7. No Implied Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement which are purely ministerial in nature, and no implied duties or obligations of the Escrow Agent may be read into this Escrow Agreement. The Escrow Agent shall:

(a) have no responsibility to inquire into or determine the genuineness, authenticity or sufficiency of any documents or instruments submitted to it in connection with its duties hereunder;

(b) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind; and

(c) be entitled to refrain from taking any action contemplated by this Escrow Agreement if it becomes aware of any disagreement between the parties hereto as to any material facts, or as to the happening of any contemplated event, prior to such action.

The Escrow Agent shall neither be responsible for nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between any of the parties hereto, and the Escrow Agent shall be required to act only pursuant to the terms and provisions of this Escrow Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other agreement.

8. Indemnification of Escrow Agent. Unless the Escrow Agent discharges any of its duties under this Escrow Agreement in violation of specific terms of this Escrow Agreement and is grossly negligent or guilty of willful misconduct with regard to its duties under this Escrow Agreement, the Escrow Agent shall not be liable to any person for any action taken or loss suffered by such person, nor for any mistake of fact, error of judgment, or for any actions or omissions of any kind. Except with respect to the foregoing liability exceptions, Rockwell and Etruscan, jointly and severally, shall indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees, or charges of any character or nature, public or private, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Escrow Agreement, and shall indemnify the Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity, both at the trial and appellate levels (all of the foregoing in this Section 8, collectively, "Claims"); provided, however, that any amount that Rockwell and Etruscan are required to indemnify the Escrow Agent for hereunder shall be paid 50% by Rockwell and 50% from the Escrowed Shares, prior to any other distribution from the Escrowed Shares. In the events such Escrowed Shares are insufficient or cannot be utilized to indemnify the Escrow Agent hereunder, Rockwell shall be fully responsible for such indemnification.

9. Discretion of Escrow Agent to File an Interpleader Action. In the event of a dispute as to the proper disposition of the Escrowed Shares, the Escrow Agent may hold the Escrowed Shares until receipt of evidence satisfactory to it that the dispute has been resolved, and until receipt of notice directing the proper disposition of the Escrowed Shares. If the parties, including the Escrow Agent, are in disagreement about the interpretation of this Escrow Agreement, or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent under this Escrow Agreement, the Escrow Agent may, but shall not be required to, file an action in interpleader to resolve any disagreement in a court of competent jurisdiction in Nova Scotia. The parties may also take any action against each other as permitted pursuant to the Acquisition Agreement. The Escrow Agent shall be indemnified by the parties hereto for all costs and reasonable attorneys' fees (both trial and appellate) incurred in its capacity as Escrow Agent in connection with any such interpleader action or any other action and shall be fully protected in suspending all or part of its activities under this Escrow Agreement until a judgment in the interpleader action or such other action is entered and becomes final.

10. Consultation with Counsel. The Escrow Agent may consult with outside counsel of its own choice and shall have full and complete authorization and protection to act in accordance with the opinion of such counsel as to any matters in connection with this Escrow Agreement to the extent that any act or failure to act undertaken on the advice of counsel is undertaken in good faith and is not contrary to the specific provisions of this

Escrow Agreement. The Escrow Agent shall be indemnified by the other parties hereto (as set forth in Section 8 above) for all costs and reasonable attorneys' fees incurred in connection with such consultation. The Escrow Agent shall not be liable for any action taken in reliance upon the advice of counsel and in good faith.

11. Resignation. The Escrow Agent may resign as escrow agent by giving Rockwell and Etruscan thirty (30) days prior written notice of the effective date of such resignation. In the event of the resignation of the Escrow Agent and upon receipt of appropriate instructions from Rockwell and Etruscan, the Escrow Agent shall make appropriate arrangements for the transfer of the Escrowed Shares to a substitute escrow agent for Rockwell and Etruscan.

12. Amendment. This Escrow Agreement may be amended at any time only by and upon written agreement of the Escrow Agent, Rockwell and Etruscan.

13. Termination and Disbursement of Escrowed Shares.

(a) To the extent Escrowed Shares remain on the date six (6) months following the Closing Date, promptly after such six (6) month period, and subject to a ten (10) business days advance notice to Rockwell and Etruscan, the Escrowed Shares shall be released to Etruscan in accordance with the Acquisition Agreement and Section 13(b) herein, except with respect to such Escrowed Shares as Rockwell reasonably and in good faith determines (and notifies the Escrow Agent and Etruscan) to be necessary to satisfy any claims made in writing to the Escrow Agent and Rockwell and Etruscan pursuant to this Escrow Agreement as of the end of such six (6) month period, which claims have not then been satisfied. This Escrow Agreement will terminate at 11:59 p.m. after the later of (i) six (6) months after the Closing Date, (ii) all expenses required to be paid to the Escrow Agent, if any, have been paid and (iii) the resolution by Rockwell and Etruscan of all claims that are subject to reimbursement from the Escrowed Shares. At termination of this Escrow Agreement, the remaining Escrowed Shares, if any, held by the Escrow Agent shall be disbursed to Etruscan in accordance with Section 13(b) herein.

(b) In the event that the Escrow Agent is to release Escrowed Shares in accordance with this Escrow Agreement, the Escrow Agent shall be authorized to transfer to Etruscan, and shall so transfer and release to Etruscan, the total number of Escrowed Shares to be so transferred and released to Etruscan pursuant to the Acquisition Agreement.

14. Escrow Agent Counsel to Purchaser. Rockwell understands that the Escrow Agent is counsel to Etruscan and agrees that the Escrow Agent shall not be precluded from continuing to represent Etruscan in any controversy or litigation arising in connection with the Acquisition Agreement, this Escrow Agreement and/or any related agreements by reason of acting as escrow agent.

15. Fees and Expenses. Rockwell and Etruscan understand that the Escrow Agent will bill its normal hourly fees and reasonable expenses to Rockwell, for all time spent by the Escrow Agent in carrying out its responsibilities as provided herein, but, in the event of any dispute hereunder, such fees shall be paid equally by Rockwell and from the proceeds of the Escrowed Shares, provided that such fees and expenses shall be paid from the proceeds of the Escrowed Shares prior to any other distribution from the Escrowed

Shares. In the event and to the extent that such proceeds of the Escrowed Shares are insufficient or cannot be utilized to pay the Escrow Agent fees and expenses, such fees and expenses shall be paid by Rockwell.

16. Representations and Warranties of Rockwell and Etruscan.

Each of Rockwell and Etruscan hereby represents and warrants that this Escrow Agreement constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with his respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

17. Miscellaneous.

(a) Notices. All notices, objections and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (return receipt requested) or mailed, as follows:

If to Escrow Agent:	McInnes Cooper Purdy's Wharf Tower II 1300-1969 Upper Water Street PO Box 730 Halifax NS B3J 2V1 Attention: D. Suzan Frazer Telephone: + 902-444-8411 Facsimile:+ 902-425-6350
If to Rockwell:	Rockwell Diamonds Inc.(South Africa) Level 0, Wilds View, Isle of Houghton Corner Carse O'Gowrie and Boundary Roads Houghton Estate, Johannesburg, 2198 (PO Box 3011, Houghton, 2041 South Africa) Telephone: +27(0)11 481 7200 Facsimile: +27(0)11 481 7235
with a copy to:	Lang Michener LLP 1500-1055 West Georgio Street P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Attn: Bernhard Zinkhofer, Esq. bzinkhofer@lmls.com 604-691-7483 FAX: 604-893-2395
If to Etruscan:	Etruscan Resources Inc. Suite 306, Royal Bank Building 1597 Bedford Highway Halifax, Nova Scotia CANADA B4A 1E7 Phone:+01 (902) 832-6700 Toll Free:+01 (877) 465-3674 Fax: +01 (902) 832-6702

with a copy to:

McInnes Cooper
Purdy's Wharf Tower II
1300-1969 Upper Water Street
P.O. Box 730
Halifax, NS
B3J 2V1
Tel: 902.425.6500
Fax: 902.425.6350
Attention: Suzan Frazer

or at such other place as any party hereto shall furnish to each other party hereto in writing.

(b) Binding Effect Assignment; Third Party Beneficiaries. No party may assign, its rights and obligations hereunder without the consent of the other parties. Subject to the foregoing, this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Escrow Agreement is not intended, and shall not create, any third party beneficiaries or rights in any third parties.

(c) Governing Law. This Escrow Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the ____________________.

(d) Effect on Share Purchase Agreement. The provisions of this Escrow Agreement are not intended to alter, modify, negate or replace any provisions of the Acquisition Agreement that may be in conflict with the provisions hereof. In the event of any conflict or inconsistency between the terms hereof and the Acquisition Agreement, the Acquisition Agreement shall control.

(e) Counterparts. This Escrow Agreement may be executed in two or more counterparts (including by facsimile transmission or portable document format (PDF)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary for every party to sign each counterpart but only that each party shall sign at least one such counterpart.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Escrow Agreement the day and year first above written.

____
McInnes Cooper

By:______________________________
Name:
Title:

Etruscan Resources Inc.

By:______________________________
Name:

Rockwell Diamonds Inc.

By:______________________________
Name:

SCHEDULE 7 – SELLERS' GUARANTEES, SURETIES AND INDEMNITIES

	Creditor
1.	Etruscan Resources Inc.'s obligation under completion guarantee agreement between Etruscan Resources Inc. and Industrial Development Corporation of South Africa Ltd. dated November 14, 2007 as amended (forming part of the IDC Funding)
2	Etruscan Diamonds Ltd,'s obligation pursuant to warrants entitling Industrial Development Corporation of South Africa Ltd. to acquire 548,625 common shares of Etruscan Diamonds Ltd. exercisable at C$0.50 per common share until October 2, 2011 (forming part of the IDC Funding)
3	Etruscan Resources Inc.'s obligation under Letter of Comfort dated November 14, 2007 to WesBank, a Division of FirstRand Bank Ltd

SCHEDULE 8 – SELLERS' REPRESENTATIONS AND WARRANTIES

Each of the Sellers hereby gives the following warranties and representations to Rockwell on the terms and conditions set out in clause 18:

1. **Share structure**

1.1 The Company and Blue Gum Diamonds are regularly incorporated as a private companies with limited liability according to the laws of the RSA;

1.2 no steps will have been taken in respect of the Company and/or Blue Gum Diamonds in terms of section 73 of the Companies Act and neither have any steps been taken to liquidate the Company or place the Company under judicial management (whether such liquidation or judicial management is final or provisional);

1.3 the authorised share capital of:

1.3.1 the Company is R101 000 (one hundred and one thousand Rand) consisting of:

1.3.1.1 100 000 (one hundred thousand) Ordinary Shares; and

1.3.1.2 100 000 (one hundred thousand) Preference Shares;

1.3.2 Blue Gum Diamonds is R1 000 (one thousand Rand) consisting of 1 000 (one thousand) ordinary par value shares of R1.00 (one Rand) each;

1.4 the issued share capital of:

1.4.1 the Company is R40,258.80 (forty thousand two hundred and fifty eight Rand and eighty cents) consisting of:

1.4.1.1 40 000 (forty thousand) Ordinary Shares which are registered in the name of and beneficially owned as to:

1.4.1.1.1 30,000 (thirty thousand) Ordinary Shares by Etruscan Bermuda; and

1.4.1.1.2 10,000 (ten thousand) Ordinary Shares by Etruscan Diamonds;

1.4.1.2 25 880 (twenty five thousand eight hundred and eighty) Preference Shares which are registered in the name of and beneficially owned as to:

1.4.1.2.1 19,410 (nineteen thousand four hundred and ten) Preference Shares by Etruscan Bermuda; and

1.4.1.2.2 6,470 (six thousand four hundred and seventy) Preference Shares by Etruscan Diamonds;

1.4.2 Blue Gum Diamonds is R200 (two hundred Rand) consisting of 200 (two hundred) ordinary par value shares of R1.00 (one Rand) each, all of which are registered in the name of and beneficially owned as to:

1.4.2.1 148 (one hundred and forty eight) ordinary par value shares by the Company, constituting 74% (seventy four percent) of the entire issued share capital of Blue Gum Diamonds; and

1.4.2.2 52 (fifty two) ordinary par value shares by Mogopa, constituting 26% (twenty six percent) of the entire issued share capital of Blue Gum Diamonds;

1.5 all of the Ordinary Shares in the capital of the Company are of one class and rank *pari passu* with each other;

1.6 all of the Preference Shares in the capital of the Company are of one class and rank *pari passu* with each other;

1.7 all of the issued shares in the capital of Blue Gum Diamonds are of one class and rank *pari passu* with each other;

1.8 neither the Company nor Blue Gum Diamonds is under any obligation (whether contingently upon an event or the exercise of any right or otherwise) to increase or reduce or otherwise alter its authorised or issued share capital;

1.9 no person has any right (including any option or right of first refusal) to subscribe for any of the shares or the debentures or to take up or acquire any of the unissued shares in the capital of the Company and/or Blue Gum Diamonds, present or future;

1.10 no resolutions have been passed nor is the Company and/or Blue Gum Diamonds obliged to increase or to reduce its authorised or issued share capital or to vary any of the rights attaching to their respective issued shares;

1.11 no resolution has been passed nor is the Company obliged to make a payment to its shareholders contemplated by section 90 of the Companies Act;

no person is entitled to participate in or to a commission on the profits or dividends of the Company and/or Blue Gum Diamonds other than as a shareholder in respect of dividends;

1.12 no resolution has been passed, nor is the Company and/or Blue Gum Diamonds obliged, to alter any of the rights attaching to any of the shares in their respective share capital or to alter the memorandum or articles of association of the Company and/or Blue Gum Diamonds or to create or to issue any debentures;

1.13 no person has any right to obtain an order for the rectification of the register of members of the Company and/or Blue Gum Diamonds and the register of members of the Company and Blue Gum Diamonds, as disclosed to Rockwell, contains a true and accurate record of the members of the Company and Blue Gum Diamonds from time to time;

2. Unencumbered title to the Sale Shares and Sale Claims

2.1 none of the Sale Shares or Sale Claims or any of the issued shares in the share capital of Blue Gum Diamonds are subject to any mortgage, pledge, notarial bond, lien or other hypothecation, attachment or other Encumbrance and no person has any right (including any option or right of first refusal) to purchase or otherwise acquire any of them;

2.2 Etruscan Bermuda is the registered and beneficial holder of the Etruscan Bermuda Sale Shares and is entitled to give Rockwell free and unencumbered title in relation thereto;

2.3 Etruscan Diamonds is the registered and beneficial holder of the Etruscan Diamonds Sale Shares and Etruscan Diamonds Sale Claims and is entitled to give Rockwell free and unencumbered title in relation thereto;

2.4 the Company is the registered and beneficial holder of all of the shareholder's claims against Blue Gum Diamonds;

3. Company secretarial

3.1 all stamp duty or other taxes, duties or fees legally payable on the creation and the issue of any shares and on any previous transfers of shares in the share capital of the Company and Blue Gum Diamonds, have been fully paid;

3.2 the memorandum and articles of association of the Company and Blue Gum Diamonds are those of which a copy has been submitted to Rockwell, without any amendments;

3.3 the books of account, minute books, registers and records of the Company and Blue Gum Diamonds are in their possession and have been fully and properly maintained according to law and are capable of being written up within a reasonable time so as to accurately record all transactions to which the Company and Blue Gum Diamonds have been party;

4. 2009 Annual Financial Statements and Completion Date Accounts

4.1 The 2009 Annual Financial Statements have been and the Completion Date Accounts will be:

4.1.1 drawn up in accordance with IFRS, in accordance with the provisions of the Companies Act and all other applicable laws, and except to the extent stated therein on the basis of accounting policies consistent with prior years;

4.1.2 fairly and accurately reflect the financial position, affairs, operations and results of the Company as at and for the period ending on 30 November 2009 (in relation to the 2009 Annual Financial Statements) and the Completion Date (in relation to the Completion Date Accounts); and

4.1.3 in the case of the 2009 Annual Financial Statements, been signed by the auditors of the Company without qualification;

4.2 the books and records of the Company and Blue Gum Diamonds have been properly maintained according to law and accurately reflect, in accordance with generally accepted and sound accounting principles and standards, all of the transactions entered into by the Company and/or Blue Gum Diamonds or to which they are a party;

4.3 no auditor of the Company or Blue Gum Diamonds has at any time furnished the directors of the Company or Blue Gum Diamonds with a report concerning any material irregularity as contemplated in the Public Accountants and Auditors Act, 1991 or with a notice concerning a reportable irregularity as contemplated in the Auditing Profession Act, 2005;

5. **Business and affairs of the Company**

5.1 neither the Company nor Blue Gum Diamonds conduct any business other than that associated with prospecting and mining activities and matters directly associated with such activities;

5.2 all necessary consents, licences, permits and other authorities required for the conduct of the business carried on by the Company and Blue Gum Diamonds in the places and in the manner in which such business is carried on as at the Signature Date have been obtained and are valid and in full force, and the Sellers know of no reason why any of them should be suspended, cancelled or revoked or not renewed;

5.3 the Company and Blue Gum Diamonds have complied in all material respects with such legislation, enactments, proclamations, ordinances, by-laws and regulations which affect them and, in particular, they have complied in all material respects with provisions of the legislation affecting, regulating or providing for income or other tax or duties and the employment of labour and also the provisions of the Companies Act;

5.4 no part of the business of the Company or Blue Gum Diamonds is or has been conducted in a manner which is corrupt or has involved the payment of any bribe or improper consideration, or is in breach of the provisions of the Trade Practices Act, 1976, the Competition Act,1998 or the Prevention and Combating of Corrupt Activities Act, 2004 or any other legislation of the RSA;

5.5 the information supplied by or on behalf of the Company to Rockwell and its representatives during the Due Diligence Investigation, as well as the information provided and/or made available to Rockwell in the period prior to the Due Diligence Investigation but in the course of Rockwell's investigation of the business and affairs of the Company and Blue Gum Diamonds, and otherwise in relation to the transactions contemplated in this Agreement was to the best of their knowledge true and correct at the time the information was supplied and as at the Signature Date and the Completion Date;

5.6 this Agreement will not, nor is it likely to cause the Company or Blue Gum Diamonds to lose the benefit of any right, privilege or business relationship which it presently enjoys or any person who normally does business with the Company or Blue Gum Diamonds not to continue to do so on the same basis;

5.7 there is no material fact or circumstance relating to the affairs of the Company and/or Blue Gum Diamonds known to the Sellers (or which ought reasonably to be known to the Sellers) which the Sellers have not disclosed to Rockwell and which, if disclosed to Rockwell, might reasonably have been expected to influence the decision of Rockwell to undertake the transactions contemplated in this Agreement, on the terms contained in this Agreement or at all;

5.8 all disclosures, representations and statements (including the warranties in this Agreement) already made or which may up to the Completion Date be made by the Sellers or any person on behalf of them or any one or more of them relating to the business activities, affairs, operations, assets or liabilities of the Company and/or Blue Gum Diamonds are or will when made (taken as a whole and taking into account all

corrections and changes notified to Rockwell) be true, accurate and comprehensive in all material respects and are not or will not when made be misleading in any material respect and all predictions projections expectations and opinions are or will when made be arrived at in good faith after due and careful consideration and are or will be reasonable and are or will be prepared on a reasonable basis;

6. Mining Right and Prospecting Rights

6.1 the Company and/or Blue Gum Diamonds have clear, unencumbered and sole legal title to, and the beneficial interest in, the Mining Right and the Prospecting Rights subject only to any reservations required by law and stated in the Mining Right and the Prospecting Rights;

6.2 the Company and Blue Gum Diamonds have complied with the terms and provisions of the Mining Right and the Prospecting Rights;

6.3 the Mining Right and the Prospecting Rights are currently in good standing, including (but not limited to) all taxes and fees (if any) having been paid and all returns (if any) having been submitted and all conditions (if any) of the Mining Right and the Prospecting Rights as applicable from time to time having been complied with;

6.4 to the best of the Sellers' knowledge (after due and diligent enquiry), the Mining Right and the Prospecting Rights are not liable to cancellation or forfeiture for any reason and neither the Company, Blue Gum Diamonds nor any Seller is aware of any proceeding or dispute of any nature, affecting, or likely to affect, the Mining Right and/or the Prospecting Rights;

6.5 no person has any agreement, option or right capable of becoming an agreement, option or right for the acquisition of the Mining Right and/or the Prospecting Rights or any part thereof or any interest therein;

6.6 the Sellers have made available to the Purchaser copies of all material notices, requisitions or any documents of any kind in respect of the Prospecting Rights received by any of them or the Company or Blue Gum Diamonds;

7. Taxation

7.1 the Company and Blue Gum Diamonds have duly and punctually paid all taxes, levies and duties which they are liable to pay, and, in particular, the assessments for tax of the Company and Blue Gum Diamonds which are due for payment prior to the Completion Date shall have been paid or adequate provisions or reserves for tax shall have been established therefor;

7.2 the Company and Blue Gum Diamonds are not under liability to pay any penalty or interest in connection with any claim for tax nor shall the Company or Blue Gum Diamonds be subject to any liability as a result of the re-opening of any income tax assessments;

7.3 all returns, computations, notices and information which are or have been required to be made or given by the Company and Blue Gum Diamonds for taxation purposes:

7.3.1 have been made or given within the requisite periods required by law and on the proper basis and are up to date and correct;

7.3.2 none of them is or is likely to be the subject of any dispute with a revenue authority; and

7.3.3 none will give rise to any disallowance of relief, allowance, deduction or credit or assessment (including any claim for any penalty, interest, surcharge or fine); and

7.4 no material queries have been addressed to the Company or its public officer by any tax official nor has the Company lodged any tax objections, which have not been fully disposed of.

8. Assets

8.1 the Company and Blue Gum Diamonds are the owners of, have good marketable title to, and are in lawful possession of, all of the assets reflected in 2009 Annual Financial Statements and when completed the Completion Date Accounts and all assets which have been acquired by the Company and Blue Gum Diamonds since the date of the 2009 Annual Financial Statements and when completed the Completion Date Accounts;

8.2 no person has any right (including any option, preferential right or right of first refusal) to acquire or claim delivery, ownership or transfer of the use, possession or enjoyment of the assets of the Company or Blue Gum Diamonds, other than diamonds that have been sold in the ordinary course of the business of the Company and Blue Gum Diamonds, and all the assets are owned both legally and beneficially by the Company and Blue Gum Diamonds free from any third party rights and no claim has been made by any person to be entitled to any of such assets;

8.3 the Company and Blue Gum Diamonds and their assets are insured against the risks to which they are subject for amounts which accord with sound business practice for a period terminating not earlier than 30 (thirty) days after the Completion Date, and all premiums due in respect of such insurance policies have been paid, and the Company and Blue Gum Diamonds have complied with all the conditions to which the liability of the insurers under any such policies of insurance is subject, and there is no special circumstance which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy, nor are the Sellers aware of any circumstances likely to give rise to a claim; and no such insurance policy contains any special or unusual terms or restrictions;

8.4 none of the assets of the Company or Blue Gum Diamonds is subject to:

8.4.1 any mortgage, debenture or notarial bond; or

8.4.2 any attachment, pledge, lien, cession in security or other encumbrance; or

8.4.3 any lease, instalment sale or credit agreement,

except as disclosed in the 2009 Annual Financial Statements;

9. Employees

9.1 as at the Signature Date:

9.1.1 there are only 5 (five) employees of the Company; and

9.1.2 Blue Gum Diamonds has no employees;

9.2 no proceedings have been instituted or application or complaint made affecting the Company or Blue Gum Diamonds in terms of the Labour Relations Act, 1995 or any other employment, equity or safety related law nor are the Sellers aware of any facts or circumstances likely to give rise to any such proceedings, application or complaint;

9.3 there is no charge, claim, compliance order or investigation by the South African Revenue Service, Department of Labour; labour inspector or any other employment or equity regulatory authority, in relation to the employment by the Company or Blue Gum Diamonds of any employee or engagement by the Company or Blue Gum Diamonds of any person;

9.4 neither the Company nor Blue Gum Diamonds has any obligation to pay or contribute towards or otherwise fund in any way the payment of post retirement medical aid benefits and/or pension fund benefits for any of the former or current employees of the Company or Blue Gum Diamonds;

10. Contracts

10.1 the Sellers have made available to Rockwell copies of all of the written contracts entered into by the Company and the Blue Gum Diamonds, which copies are true copies of such contracts and reflect any amendments which may have been agreed to in respect thereof and notified Rockwell in writing of the material terms of all contracts, agreements or commitments which are not written;

10.2 all of the contracts to which the Company and Blue Gum Diamonds are a party are of full force and effect according to their terms and the Company and Blue Gum Diamonds are not in breach or default of any of those terms in any material respect, and none of the terms of the contracts has been amended, nor has any of them been waived nor has any event occurred which could give rise to a breach by the Company or Blue Gum Diamonds of the terms of any of the contracts to which they are a party;

10.3 the Sellers are not aware of any notice or threat that has been made against the Company or Blue Gum Diamonds of an intended cancellation or termination of any contract to which the Company or Blue Gum Diamonds is a party, which is in force at the Signature Date, as a result of any breach or alleged breach of such contract by the Company or Blue Gum Diamonds; and the Sellers will notify the Purchaser immediately in writing if the Company receives any such notice or threat between the Signature Date and the Completion Date;

10.4 neither the Company nor Blue Gum Diamonds has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf (other than the authority of the directors of the Company and Blue Gum Diamonds to enter into routine trading contracts in the ordinary course of their duties and of the business of the Company and Blue Gum Diamonds);

10.5 neither the Company nor Blue Gum Diamonds is a party to any contract, agreement or commitment:

10.5.1 which limits the rights of the Company or Blue Gum Diamonds to conduct business in any territory;

10.5.2 restricting the freedom of the Company or Blue Gum Diamonds to prospect, mine, beneficiate, process or sell its diamonds or products by such means from and to such persons as it may from time to time think fit; or

10.5.3 in restraint of its trade or any royalty agreement pursuant to which it pays a royalty;

10.6 neither the Company nor Blue Gum Diamonds has given nor is it a party to any suretyships, guarantees, indemnities or similar documents in respect of any liabilities of any other person, and is not liable whether as guarantor, indemnifier, surety, co-principal debtor or otherwise howsoever for any liabilities of any other person;

10.7 neither the Company nor Blue Gum Diamonds is a party to any agreement which imposes any obligation(s) on it which can be regarded as abnormal or unusual in any material respect having regard to the nature, size and scale of its business operations;

11. Litigation

11.1 neither the Company nor Blue Gum Diamonds has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise in respect of the business conducted by it;

11.2 neither the Company nor Blue Gum Diamonds is involved in any litigation or arbitration, income tax objection or appeal, labour dispute, administrative, judicial, quasi-judicial or criminal proceedings, whether as plaintiff, defendant or otherwise and no litigation or arbitration, labour dispute, administrative, judicial, quasi-judicial or criminal proceedings by or against the Company or Blue Gum Diamonds are threatened and, to the best of the Sellers' knowledge (after having made all reasonable enquiries), the Sellers are not aware of any facts, matters or circumstances which may give rise to any such litigation, income tax appeals, arbitration or criminal proceedings;

11.3 no investigation or inquiry is being or has been conducted by any governmental or other body in respect of the Company or Blue gum Diamonds nor are the Sellers aware (after having made all reasonable enquiries) of any circumstances which could give rise to such an investigation or inquiry;

11.4 neither the Company nor Blue Gum Diamonds is a party to, nor is it affected by, any expropriation proceedings or threatened expropriation proceedings

12. Liabilities

12.1 the Company has no liabilities, including contingent liabilities, as at 30 November 2009, save as disclosed in the 2009 Annual Financial Statements;

12.2 no dividends which have been declared by the Company, have not been paid by the Company;

JWB

12.3 the only creditors of the Company and Blue Gum Diamonds as at the Signature Date (excluding the Sale Claims), are those that are set out in **Schedule 2** and the amounts set out alongside each such Creditor is an accurate reflection of the amount owing by the Company or Blue Gum Diamonds to that Creditor as at May 31,2010 and the aggregate amount owing by the Company and Blue Gum Diamonds to Creditors as at the Signature Date has not increased by more than 5% (five per cent) of the amount owing by the Company and Blue Gum Diamonds to Creditors as at May 31, 2010;

13. Warranties and representations in relation to the Rockwell Consideration Shares

13.1 the Sellers have been independently advised as to and are aware that applicable Securities Laws will impose restrictions on the resale of the Rockwell Consideration Shares in Canada and the United States, confirm that no representation has been made to them by or on behalf of Rockwell with respect thereto, acknowledge that the Sellers are aware of the characteristics of the Rockwell Consideration Shares, the risks relating to an investment therein and of the fact that the Sellers may not be able to resell the Rockwell Consideration Shares except in accordance with the terms and conditions of this Agreement, applicable Securities Laws and regulatory policy, and the Sellers agree that any certificates representing the Rockwell Consideration Shares, including dematerialized shares, as applicable, will bear a legend or electronic notation indicating that the resale of the Rockwell Consideration Shares is restricted;

13.2 the Sellers acknowledge that as a result of the Rockwell Consideration Shares being purchased pursuant to exemptions from the prospectus requirements contained in applicable Securities Laws:

13.2.1 the Sellers are restricted from using most of the civil remedies available under applicable Securities Laws; and

13.2.2 the Sellers may not receive information that would otherwise be required to be provided to the Sellers under applicable Securities Laws; and

13.2.3 Rockwell is relieved from certain obligations that would otherwise apply under applicable Securities Laws;

13.3 pursuant to Etruscan Bermuda being resident in a jurisdiction (the "International Jurisdiction") outside of Canada and the United States:

13.3.1 Etruscan Bermuda is knowledgeable of, or has been independently advised as to, the applicable Securities Laws of the International Jurisdiction (other than the laws of Canada and the United States) which would apply to this subscription, (if there are any);

13.3.2 Etruscan Bermuda is purchasing the Rockwell Consideration Shares pursuant to exemptions from the prospectus and registration requirements under the applicable securities laws of the International Jurisdiction or, if such requirements are not applicable, Etruscan Bermuda is permitted to purchase the Rockwell Consideration Shares under the applicable Securities Laws of the International Jurisdiction without the need to rely on such exemptions;

13.3.3 the Rockwell Consideration Shares are being acquired for investment only and not with a view to resale and distribution; and

13.3.4 the acquisition of the Rockwell Consideration Shares by Etruscan Bermuda does not trigger:

13.3.4.1 any obligation to prepare and file a prospectus or similar document, or any other report with respect to such acquisition; or

13.3.4.2 any registration or other obligation on the part of Rockwell;

13.4 the Sellers are aware that the Rockwell Consideration Shares have not been and will not be registered under the United States Securities Act of 1933, as amended ("U.S. Securities Act") or the securities laws of any state and that these securities may not be offered or sold in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration and the applicable laws of all applicable states and acknowledges that Rockwell is not obliged to and has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Rockwell Consideration Shares;

13.5 the Sellers and their shareholders are not U.S. Persons (as defined in Regulation S under the U.S. Securities Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the laws of the United States) and are not acquiring the Rockwell Consideration Shares on behalf of, or for the account or benefit of, a person in the United States or a U.S. Person;

13.6 the Sellers undertake and agree that they will not offer or sell the Rockwell Consideration Shares in the United States unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available;

13.7 the Sellers have such knowledge of financial and business affairs as to be capable of evaluating the merits and risks of their investment and it is able to bear the economic risk of loss of its investment;

13.8 the Sellers have relied solely upon publicly available information relating to Rockwell and not upon any verbal or written representation as to fact or otherwise made by or on behalf of Rockwell;

13.9 if required by applicable Securities Laws, regulations, rules, policies or orders or by any securities commission, Stock Exchange or other regulatory authority, the Sellers will execute, deliver, file and otherwise assist Rockwell in filing, such reports, undertakings and other documents with respect to the issue of the Rockwell Consideration Shares as may be required, including, without limitation any document referred to in this Agreement;

13.10 the Sellers will not resell the Rockwell Consideration Shares except in accordance with the provisions of this Agreement, applicable Securities Laws and Stock Exchange rules, in the future; and

13.11 the Sellers are not acting jointly or in concert with any other person in relation to this Agreement and the Sellers entitlement to acquire the Rockwell Consideration Shares.

SCHEDULE 9 – SELLERS' DISCLOSURE SCHEDULE

The warranty paragraph references set out below are indicative only and the disclosures provided may also be relevant to the qualification of one or more other warranties or representations.

	Warranty Reference	Disclosure
1.	General	Rockwell is carrying out and attending to certain of the business and affairs of the Company and Blue Gum Diamonds pursuant to the Mining Contracting Agreement
2.	2.1	Pledge of Sale Shares and shares in Blue Gum to the IDC pursuant to the IDC Funding
3.	4	The authorized ordinary shares of the Company set out in Note 7.1 to the 2009 Annual Financial Statements should read "100 000" not "40 000"
4.	4.3	Reportable irregularity as contemplated in the Auditing Profession Act, 2005 noted in the 2009 Annual Financial Statements
5.	6.1 and 6.5	Security over the Mining Right granted to IDC pursuant to the IDC Funding
6.	7.3	The Company has not filed its 2008 or 2009 corporate tax returns and no tax returns have been filed for Blue Gum Diamonds
7.	7.4	Payroll taxes declared on retrenchment packages in the 2010 tax year (ending February 2010) should have been accrued in the 2009 tax year (ending February 2009), The Company and the Receiver of Revenue are currently working together to rectify the 2009 Payroll reconciliation.
8.	8.2	Security over certain assets granted to: (a) the IDC, pursuant to the IDC Funding; (b) Wesbank, in relation to certain haulage equipment; (c) Nedbank, in relation to certain residential property currently occupied by Kevin MacNeill; (d) DMR, in relation to the obligations of the holder of the Mining Right and the Prospecting Rights;
9.	10	The Company and Blue Gum Diamonds are currently in

		breach with respect to the IDC Funding arrangements. There is a dispute with Anglo Operations Limited regarding the payments under the prospecting contract dated 30 April 2004 as amended.
10.	10 and 11	There are various claims arising in the context of outstanding Creditors
11.	10.6	As disclosed in Schedule 2
12.	12.2	Potential amounts owing to Anglo Operations Limited under the prospecting contract dated 30 April 2004 as amended. Since May 2008, the Company has short paid its monthly payments to the Magopa Minerals and Magopa Trust. To May 2010 these amount to R110,000 to Magopa Minerals and R230,000 to Magopa Trust. These are recorded as at 1 June 2010